Exhibit 10.2

OFFICE LEASE

This Office Lease (this “Lease”), dated as of the date set forth in Section 1.1, is made by and between CA-SKYPORT III LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and ATMEL CORPORATION, a Delaware corporation (“Tenant”).  The following exhibits are incorporated herein and made a part hereof:  Exhibit A (Outline of Premises); Exhibit B (Work Letter); Exhibit B-1 (Close-Out Requirements); Exhibit C (Form of Confirmation Letter); Exhibit D (Rules and Regulations); Exhibit E (Judicial Reference); Exhibit F (Additional Provisions); Exhibit F-1 (Exterior Equipment); Exhibit F-2 (Building Top Signage); Exhibit F-3 (Monument Signage); Exhibit F-4 (Tenant’s Logo); Exhibit G (Certain Tenant Systems); Exhibit H (Hazardous Materials Disclosure Certificate); and Exhibit I (Copy of Second Amendment to Parcel II Declaration).

1       BASIC LEASE INFORMATION

1.1 Date:	8/30, 2011

1.2 Premises.

1.2.1 “Building”:	1600 Technology Drive, San Jose, California 95110, commonly known as Skyport III.

1.2.2 “Premises”:	Subject to Section 2.1.1, 198,033 rentable square feet of space consisting of the entirety of the Building, as set forth in Exhibit A.

1.2.3 “Property”:

The Building and the parcel of land upon which it is located, as set forth on Exhibit A, and as more particularly described as the “Brocade Parcel” in the Parcel II Declaration (defined in Section 2.2.1.3).

1.2.4 “Project”:	The project commonly known as “Skyport Plaza,” which includes the Property.

1.3 Term

1.3.1 Term:

The term of this Lease (the “Term”) shall commence on the Commencement Date and end on the Expiration Date (or any earlier date on which this Lease is terminated as provided herein or any later date to which the Term is extended pursuant to Section 2 of Exhibit F).

1.3.2 “Commencement Date”:

The later of (i) March 29, 2012, or (ii) the date occurring 61 days after the date (the “Delivery Date”) on which Landlord tenders possession of the Premises to Tenant.  During the period beginning on the Delivery Date and ending on the date immediately preceding the Commencement Date, all of the provisions hereof shall apply, except for (a) Tenant’s obligation to pay Monthly Rent (defined in Section 3), and (b) Sections 5.2 and 7.1.4, and except that during such period Landlord may enter the Premises to perform (and Tenant shall reasonably cooperate to permit Landlord to complete, before the Commencement Date) any work that may be necessary to (i) avoid any breach by Landlord of Section 5.2, and (ii) put the roof and the Designated Tenant Systems (defined in Section 7.1.4) in good working order and condition.  Landlord shall cause the Delivery Date to occur not later than the Required Delivery Date (defined below).  As used herein, “Required Delivery Date” means January 28, 2012; provided, however, that if Landlord fails to cause the Delivery Date to occur on or before January 28, 2012 as a result of any holdover or unlawful possession of the Premises by another party, the Required Delivery Date shall be the earliest date on which Landlord could reasonably be expected to cause the Delivery Date to occur by using commercially reasonable efforts.  Notwithstanding any contrary provision hereof, if the Delivery Date does not occur by April 27, 2012, Tenant, as its sole remedy, may terminate this Lease by notifying Landlord not later than the date immediately preceding the Delivery Date.  If Tenant terminates this Lease pursuant to this Section 1.3.2, then, notwithstanding any contrary provision hereof, this Lease shall be of no further force or effect; provided, however, that (a) Sections 20, 25.1, 25.6, 25.7, 25.8 and 25.10 and Exhibit E shall survive such termination; (b) if Landlord has received any prepaid Rent from Tenant pursuant to this Lease, Landlord shall promptly return the same to Tenant; and (c) if Tenant has entered the Premises pursuant to this Lease for any reason, the provisions hereof governing such entry shall, with respect to such entry, survive such termination to the same extent as if this Lease had expired in accordance with its terms.

1.3.3 “Expiration Date”:	The last day of the 120th full calendar month commencing on or after the Commencement Date (subject to Section 2 of Exhibit F).

1.4           “Base Rent”:

Period During Term	Annual Base Rent Per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent Per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Monthly Installment of Base Rent
Commencement Date through 12th full calendar months of Term	$24.00	$2.00	$396,066.00
13th through 24th full calendar months of Term	$24.72	$2.06	$407,947.98
25th through 36th full calendar months of Term	$25.46	$2.12	$420,160.02
37th through 48th full calendar months of Term	$26.23	$2.19	$432,867.13
49th through 60th full calendar months of Term	$27.01	$2.25	$445,739.28
61st through 72nd full calendar months of Term	$27.82	$2.32	$459,106.51
73rd through 84th full calendar months of Term	$28.66	$2.39	$472,968.82
85th through 96th full calendar months of Term	$29.52	$2.46	$487,161.18
97th through 108th full calendar months of Term	$30.40	$2.53	$501,683.60
109th full calendar month of Term through Expiration Date	$31.31	$2.61	$516,701.10

Notwithstanding the foregoing, Tenant shall be entitled to an abatement of Base Rent, in the amount of $396,066.00 per month, for the first eight (8) months of the Term.

1.5           Intentionally Omitted.

1.6 “Tenant’s Share”:	100%. (See Sections 4.7.1 and 4.7.2 for provisions relating to the allocation of certain expenses between the Property and certain other properties.)

1.7 “Permitted Use”:

General office use or any other use that (a) is limited to research and development, storage, light assembly, laboratory, and/or administrative use; (b) is legally permitted; (c) does not include manufacturing, residential or retail use; (d) does not generate any of the following to an extent greater than that normally associated with general office use:  (i) foot traffic, (ii) noise or odors detectable outside the Premises, or (iii) risk to the Building or to the safety or health of the occupants of the Project; (e) does not adversely affect Landlord’s or Tenant’s insurance coverage; (f) does not include a wet lab; and (g) in all other respects is consistent with Comparable Buildings (defined in Section 25.10).  Landlord acknowledges that (aa) the use of liquid nitrogen in the Premises in the ordinary course of Tenant’s business shall be deemed to be consistent with clauses (d)(iii) and (f) of the preceding sentence provided that (x) such use occurs in proper connection with the operation, in accordance with its design specifications, of the nitrogen tank and piping system serving the Building on the date hereof (as such system may be modified from time to time pursuant to Sections 7.2 and 7.3) (the “Nitrogen Piping System”), and (y) Tenant’s transportation, storage, use and disposal of such liquid nitrogen is otherwise carried out in a safe and lawful manner; and (bb) for purposes of clause (g) of the preceding sentence, research-and-development, storage, and light assembly uses associated with Tenant’s existing business shall be deemed consistent with Comparable Buildings.

1.8. Prepaid Base Rent:	$396,066.00, as more particularly described in Section 3.

1.9 Parking:	See Section 24.

1.10 Address of Tenant:

Before the Commencement Date:

Atmel Corporation

2325 Orchard Parkway,

San Jose, CA 95131

Attn:  Facilities

with a copy to:

Atmel Corporation

2325 Orchard Parkway,

San Jose, CA 95131

Attn:  Legal Department

From and after the Commencement Date:  the Premises.

1.11 Address of Landlord:

CA-Skyport III Limited Partnership

c/o Equity Office

2655 Campus Drive, Suite 100

San Mateo, CA  94403

Attn:  Market Officer

with copies to:

Equity Office

2655 Campus Drive, Suite 100

San Mateo, CA  94403

Attn:  Managing Counsel

and

Equity Office

Two North Riverside Plaza

Suite 2100

Chicago, IL  60606

Attn:  Lease Administration

1.12 “Tenant’s Broker”:	Cornish & Carey Commercial, a California corporation.

1.13 [Intentionally Omitted.]

1.14 [Intentionally Omitted.]

1.15 “Tenant Improvements”:	Defined in Exhibit B, if any.

2       PREMISES AND COMMON AREAS.

2.1        The Premises.

2.1.1        Subject to the terms hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord.  Landlord and Tenant acknowledge that the rentable square footage of the Premises is as set forth in Section 1.2.2.  At any time Landlord may deliver to Tenant a notice in the form of Exhibit C, as a confirmation of the information set forth therein.  Tenant shall execute and return (or, by notice to Landlord, reasonably object to) such notice within ten (10) business days after receiving it, and if Tenant fails to do so, Tenant shall be deemed to have executed and returned it without exception.

2.1.2        Except as expressly provided herein, and subject to the express covenants of Landlord otherwise contained herein, the Premises and the Tenant Systems (defined in Section 7.1.1) are accepted by Tenant in their condition and configuration existing on the date hereof (or in such other condition and configuration as any existing tenant of the Premises may cause to exist in accordance with its lease), without any obligation of Landlord to perform or pay for any alterations to the Premises or the Tenant Systems, and without any representation or warranty regarding the condition of the Premises, the Tenant Systems, the Building or the Project or their suitability for Tenant’s business.

2.1.3        At least ten (10) business days before the Delivery Date, Landlord shall permit Tenant to enter the Premises solely to the extent necessary to inspect the condition of the Premises, including the Tenant Systems.  During any period of such entry, all of the provisions hereof shall apply, except for the obligation to pay Monthly Rent, and except that during such period (a) Tenant’s rights to enter and use the Premises shall be nonexclusive, (b) Tenant shall not be permitted to use the Premises for any purpose other than inspection as provided in the preceding sentence, and (c) Tenant shall use commercially reasonable efforts to minimize any disruption of any occupancy by the existing tenant of the Premises.

2.2        Common Areas; Parcel II Declaration; Project Declaration.

2.2.1        Common Areas; Definitions.  Tenant may use, in common with Landlord and other parties and subject to the Rules and Regulations (defined in Exhibit D), the Parcel II Common Areas (defined below) and the Project Common Areas (defined below) (collectively, the “Common Areas”).

2.2.1.1             As used herein, “Parcel II Common Areas” means the areas that are defined in the Parcel II Declaration (defined below) as “Parcel II Common Area.”

2.2.1.2             As used herein, “Project Common Areas” means the areas defined in the Parcel II Declaration as “Common Area Easements” or “Common Easement Areas.”

2.2.1.3             As used herein, “Parcel II Declaration” means that certain Skyport Plaza (Adjusted Parcel II) Declaration of Common Easements, Covenants, Conditions and Restrictions dated as of November 18, 2003 and recorded on December 4, 2003 as Instrument No. 17502810 of the Official Records of Santa Clara County, California (the “Official Records”), as amended by (i) that certain First Amendment to Skyport Plaza (Adjusted Parcel II) Declaration of Common Easements, Covenants, Conditions and Restrictions dated as of June 9, 2006 and recorded on October 16, 2006 as Instrument No. 19142877 of the Official Records (the “First Amendment to the Parcel II Declaration”); and (ii) that certain Second Amendment to Skyport Plaza (Adjusted Parcel II) Declaration of Common Easements, Covenants, Conditions and Restrictions dated as of August 17, 2011, a copy of which is attached hereto as Exhibit I (and which Landlord shall cause to be recorded in the Official Records within 10 business days after the date of mutual execution and delivery hereof).

2.2.1.4             As used herein, “Project Declaration” means that certain Skyport Plaza Declaration of Common Easements, Covenants, Conditions and Restrictions dated as of February 14, 2001 and recorded on February 14, 2001 as Instrument No. 15560409 of the Official Records, as amended by (i) that certain First Amendment to the Skyport Plaza Declaration of Common Easements, Covenants, Conditions and Restrictions dated as of October 26, 2001 and recorded on October 26, 2001 as Instrument No. 15929606 of the Official Records; (ii) that certain Second Amendment to the Skyport Plaza Declaration of Common Easements, Covenants, Conditions and Restrictions dated as of October 14, 2002 and recorded on October 22, 2002 as Instrument No. 16552265 of the Official Records; (iii) that certain Third Amendment to the Skyport Plaza Declaration of Common Easements, Covenants, Conditions and Restrictions dated as of June 17, 2003 and recorded on September 12, 2003 as Instrument No. 17343456 of the Official Records; (iv) that certain Fourth Amendment to the Skyport Plaza Declaration of Common Easements, Covenants, Conditions and Restrictions dated as of October 18, 2003 and recorded on November 18, 2003 as Instrument No. 17480072 of the Official Records and re-recorded on December 4, 2003 as Instrument No. 17502811 of the Official Records; and (v) that certain Fifth Amendment to the Skyport Plaza Declaration of Common Easements, Covenants, Conditions and Restrictions dated as of March 15, 2007 and recorded on May 15, 2008 as Instrument No. 19853963 of the Official Records.

2.2.2        Parcel II Declaration.  The parties acknowledge that the provisions of this Lease, and Tenant’s rights hereunder, are subject and subordinate to Sections 2.5, 2.6.1.2 and 2.9 of the Parcel II Declaration, which establish, or permit the establishment of, certain easements upon the Property in favor of the EOP Owner (defined in the Parcel II Declaration).  The parties further acknowledge that, under the Parcel II Declaration, the EOP Owner is responsible for Operating (defined below) the Parcel II Common Areas on the terms and conditions of the Parcel II Declaration.  Notwithstanding the foregoing, Landlord shall cause the EOP Owner to perform its obligations under the Parcel II Declaration to Operate the Parcel II Common Areas to the extent necessary for Tenant to enjoy the benefits of its rights hereunder relating to the Parcel II Common Areas (as such rights may be defined or limited by the provisions hereof, including the Parcel II Declaration Related Provisions (defined below)).  As used herein, “Operate” means maintain, repair, cause to comply with law, restore, or otherwise manage or operate.  As used herein, “Parcel II Declaration Related Provisions” means the following provisions (which expressly reference the Parcel II Declaration):  the first sentence of this Section 2.2.2; clause (xiv) of the first paragraph of Section 4.2.2; Section 4.7.1; Section 4.7.3; the first sentence of Section 19.5.2; and Section 24.  Landlord shall indemnify, defend, protect, and hold the Tenant Parties (defined in Section 10.1) harmless from any claim asserted by the EOP Owner for breach of the Parcel II Declaration to the extent such claim is based solely upon Tenant’s exercise of its rights hereunder as expressly permitted herein (including in the Parcel II Declaration Related Provisions).

2.2.3        Project Declaration.  The parties acknowledge that, under the Project Declaration, the Center Association (as defined in the Project Declaration) is responsible for Operating the Project Common Areas on the terms and conditions of the Project Declaration.  Notwithstanding the foregoing, Landlord shall cause the Center Association to perform its obligations under the Project Declaration to Operate the Project Common Areas to the extent necessary for Tenant to enjoy the benefits of its rights hereunder relating to the Project Common Areas (as such rights may be defined or limited by the provisions hereof, including the Project Declaration Related Provisions (defined below)).  As used herein, “Project Declaration Related Provisions” means the following provisions (which expressly reference the Project Declaration):  the first sentence of this Section 2.2.3; clause (xiv) of the first paragraph of Section 4.2.2; Section 4.7.2; and the first sentence of Section 19.5.2.  Landlord shall indemnify, defend, protect, and hold the Tenant Parties harmless from any claim asserted by the Center Association for breach of the Project Declaration to the extent such claim is based solely upon Tenant’s exercise of its rights hereunder as expressly permitted herein (including in the Project Declaration Related Provisions).

3       RENT.  Tenant shall pay all Base Rent and Additional Rent (defined below) (collectively, “Rent”) to Landlord or Landlord’s agent, without prior notice or demand or (except as may be expressly provided herein) any setoff or deduction, at the place Landlord may designate from time to time.  As used herein, “Additional Rent” means all amounts, other than Base Rent, that Tenant is required to pay Landlord hereunder.  Monthly payments of Base Rent and monthly payments of Additional Rent for Expenses (defined in Section 4.2.2) and Taxes (defined in Section 4.2.3) (collectively, “Monthly Rent”) shall be paid in advance on or before the first day of each calendar month during the Term; provided, however, that the installment of Base Rent for the first full calendar month for which Base Rent is payable hereunder shall be paid within thirty (30) days after Tenant’s and Landlord’s execution and delivery of this Lease.  Except as otherwise provided herein, all other items of Additional Rent shall be paid within thirty (30) days after Landlord’s request for payment.  Rent for any partial calendar month shall be prorated based on the actual number of days in such month.  Without limiting Landlord’s other rights or remedies, (a) if any installment of Rent is not received by Landlord or its designee within five (5) business days after its due date, Tenant shall pay Landlord a late charge equal to $350.00 (provided, however, that such late charge shall not apply to any such delinquency unless either (i) such delinquency is not cured within five (5) business days after notice from Landlord, or (ii) Tenant previously received notice from Landlord of a delinquency that occurred earlier in the same calendar year); and (b) any Rent that is not paid within ten (10) days after its due date shall bear interest, from its due date until paid, at the lesser of 10% per annum or the highest rate permitted by Law (defined in Section 5).  Tenant’s covenant to pay Rent is independent of every other covenant herein.

4       EXPENSES AND TAXES.

4.1        General Terms.  In addition to Base Rent, Tenant shall pay, in accordance with Section 4.4, for each Expense Year (defined in Section 4.2.1), an amount equal to the sum of (a) Tenant’s Share of Expenses for such Expense Year, plus (b) Tenant’s Share of Taxes for such Expense Year.  Tenant’s Share of Expenses and Tenant’s Share of Taxes for any partial Expense Year shall be prorated based on the number of days in such Expense Year.

4.2        Definitions.  As used herein, the following terms have the following meanings:

4.2.1        “Expense Year” means each calendar year in which any portion of the Term occurs.

4.2.2        “Expenses” means all expenses, costs and amounts that Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Property.  Landlord shall act in a reasonable and customary manner in incurring Expenses; provided, however, that the Management Fee (defined below) shall be included in Expenses whether or not its amount is reasonable.  Expenses shall include (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining and renovating the utility, telephone, mechanical, sanitary, storm-drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, the cost of reasonable efforts to contest any Laws that may affect Expenses (if Landlord has a reasonable basis to believe that such contest may be successful and, if successful, would reduce Expenses), and the costs of complying with any governmentally-mandated transportation-management or similar program; (iii) the cost of all insurance premiums and deductibles; (iv) the cost of landscaping and re-lamping; (v) the cost of parking-area operation, repair, restoration, and maintenance; (vi) a management fee in the amount of two-and-one-half percent (2.5%) of annual Base Rent (the “Management Fee”) plus consulting fees, legal fees and accounting fees of all contractors and consultants in connection with the management, operation, maintenance and repair of the Property; (vii) payments under any equipment-rental agreements for equipment used in support of the Property and the fair rental value of any management office space to the extent properly allocable to the Property; (viii) wages, salaries and other compensation, expenses and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Property, and costs of training and uniforms for such persons; (ix) the costs of operation, repair, maintenance and replacement of all systems and equipment (and components thereof) of the Property; (x) repair to roofs and re-roofing; (xi) rental or acquisition costs of supplies, tools, equipment, materials and personal property used in the maintenance, operation and repair of the Property; (xii) the cost of capital improvements or any other items that are (A) intended to effect economies in the operation or maintenance of the Property, reduce current or future Expenses, or enhance the safety or security of the Property or its occupants, (B) replacements or modifications of the Landlord Systems (defined in Section 7.1.2) that are reasonably required to keep them in their condition existing on the Commencement Date, (C) required to be performed by Landlord under Section 7.1.5, or (D) required under any Law that is enacted, or first interpreted to apply to the Property, after the date hereof; (xiii) [Intentionally Omitted]; and (xiv) “Assessments,” as such term is defined in the Parcel II Declaration (“Parcel II Assessments”), “Assessments,” as such term is defined in the Project Declaration, that are assessed to the Property pursuant to the Project Declaration (“Project Assessments”), and any other payments under any existing (or, provided, that Tenant’s overall obligations hereunder are not increased, future) reciprocal easement agreement, transportation management agreement, cost-sharing agreement or other covenant, condition, restriction or similar instrument affecting the Property.  See Sections 4.7.1 and 4.7.2 for provisions relating to the determination of Parcel II Assessments and Project Assessments.

Notwithstanding the foregoing, Expenses shall not include:

(a) capital expenditures not described in clauses (xi), (xii) or (xiv) above (in addition, any capital expenditure described in clause (xi), (xii) or (xiv) above shall be amortized (including actual or imputed interest on the amortized cost, not to exceed the Default Rate (defined in Section 19.2.1)) over the lesser of (i) the useful life of the item purchased through such capital expenditure, as reasonably determined by Landlord, or (ii) the period of time that Landlord reasonably estimates will be required for any Expense savings resulting from such capital expenditure to equal such capital expenditure; provided, however, that any capital expenditure that is included in Expenses solely on the grounds that it is intended to reduce current or future Expenses shall be so amortized over the period of time described in the preceding clause (ii));

(b) depreciation;

(c) principal and interest payments of mortgage or other non-operating debts of Landlord (except, in the case of interest payments, as provided in clause (a) above);

(d) costs of repairs to the extent Landlord is reimbursed by insurance or condemnation proceeds;

(e) costs of selling, financing or refinancing the Building;

(f) fines, penalties or interest resulting from late payment of Taxes or Expenses;

(g) organizational expenses and general overhead of creating or operating the entity that constitutes Landlord;

(h) damages paid to Tenant, and damages paid to any other tenants of the Project as a result of Landlord’s negligence or breach of its obligations to such other tenants;

(i) costs of curing defects (including violations of then existing Law) in design or original construction of the Property;

(j) attorneys’ fees and other expenses incurred in connection with any negotiation or dispute, other than any negotiation or dispute that (i) is with a party providing labor, materials or services the cost of which is included in Expenses, and (ii) relates to such labor, materials or services;

(k) Landlord’s state and federal income taxes, and costs of preparing its tax returns;

(l) Landlord’s marketing, promotional or similar costs;

(m) any expense for which (i) Landlord is actually reimbursed by a third party (other than by a tenant in respect of operating costs or expenses), or (ii) Landlord is entitled to receive reimbursement from a third party (other than from a tenant in respect of operating costs or expenses), except to the extent it would not be fiscally prudent to pursue legal action to recover such costs;

(n) amounts (other than management fees) paid to Landlord’s affiliates for services, but only to the extent such amounts exceed the prices charged for such services by parties having similar skill and experience;

(o) Landlord’s travel costs (other than mileage costs incurred by Landlord’s property managers and engineers in traveling between the Building and Landlord’s off-site management office);

(p) the cost of any maintenance or repair to the roof incurred during the first six (6) months of the Term, other than as a result of (i) a Casualty (defined in Section 11), (ii) any Tenant Improvement or Alteration (defined in Section 7.2), or (iii) any negligence, willful misconduct, or breach of this Lease of or by any Tenant Party (defined in Section 10.1);

(r) except as provided in Section 4.3, any cost of maintaining, repairing or otherwise operating any property other than the Property or the Common Areas;

(s) other than Parcel II Assessments, any cost of maintaining or repairing any Parcel II Common Areas;

(t) other than Project Assessments, any cost of maintaining or repairing any Project Common Areas; or

(u) costs described in clause (xiv) above which are capital expenditures, except to the extent such costs are for (i) rental or acquisition costs of supplies, tools, equipment, materials and personal property used in the maintenance, operation and repair of the Common Areas, or (ii) items that are (A) intended to effect economies in the operation or maintenance of the Common Areas, reduce current or future Expenses, or enhance the safety or security of the Common Areas, (B) replacements or modifications of systems serving the Common Areas that are reasonably required to keep them in their condition existing on the Commencement Date, or (C) required under any Law that is enacted, or first interpreted to apply to the Common Areas, after the date hereof.

4.2.3                       “Taxes” means all federal, state, county or local governmental or municipal taxes, fees, charges, assessments, levies, licenses or other impositions, whether general, special, ordinary or extraordinary, that are paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing or operation of the Property.  Taxes shall include (a) real estate taxes; (b) general and special assessments; (c) transit taxes; (d) leasehold taxes; (e) personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems, appurtenances, furniture and other personal property used by Landlord to perform its obligations under this Lease relating to the Property; (f) any tax on the rent, right to rent or other income from any portion of the Property or as against the business of leasing any portion of the Property; (g) any assessment, tax, fee, levy or charge imposed by any governmental agency, or by any non-governmental entity pursuant to any private cost-sharing agreement, in order to fund the provision or enhancement of any fire-protection, street-, sidewalk- or road-maintenance, refuse-removal or other service that is (or, before the enactment of Proposition 13, was) normally provided by governmental agencies to property owners or occupants without charge (other than through real property taxes); and (h) any assessment, tax, fee, levy or charge allocable or measured by the area of the Premises or by the Rent payable hereunder, including any business, gross income, gross receipts, sales or excise tax with respect to the receipt of such Rent.  Any reasonable costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred, with Tenant’s approval (which shall not be unreasonably withheld), in reasonably attempting to protest, reduce or minimize Taxes shall be included in Taxes for the year in which they are incurred.  Notwithstanding any contrary provision of this Lease, Taxes shall exclude (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal, state and municipal income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Property), (ii) any Expenses, and (iii) any items required to be paid by Tenant under Section 4.5.

4.3                        Allocation.  If Landlord incurs Expenses or Taxes for the Property together with another property, Landlord shall equitably allocate such shared amounts between the Property and such other property, based on the extent to which the Property and any such other property generates, or benefits from, such Expenses or Taxes.

4.4                        Calculation and Payment of Expenses and Taxes.

4.4.1                       Statement of Actual Expenses and Taxes; Payment by Tenant.  Landlord shall give to Tenant, after the end of each Expense Year, a statement (the “Statement”) setting forth the actual Expenses and Taxes for such Expense Year.  If the amount paid by Tenant for such Expense Year pursuant to Section 4.4.2 is less or more than the sum of Tenant’s Share of the actual Expenses plus Tenant’s Share of the actual Taxes (as such amounts are set forth in such Statement), Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within thirty (30) days after delivery of such Statement.  Landlord shall use reasonable efforts to deliver the Statement on or before May 1 of the calendar year immediately following the Expense Year to which it applies.  Any failure of Landlord to timely deliver the Statement for any Expense Year shall not diminish either party’s rights under this Section 4.

4.4.2                       Statement of Estimated Expenses and Taxes.  Landlord shall use commercially reasonable efforts to give to Tenant, before January 1 of each Expense Year, a statement (the “Estimate Statement”) setting forth Landlord’s reasonable estimates of the Expenses (the “Estimated Expenses”) and Taxes (the “Estimated Taxes”) for such Expense Year.  Upon receiving an Estimate Statement, Tenant shall pay, with its next installment of Base Rent, an amount equal to the excess of (a) the amount obtained by multiplying (i) the sum of Tenant’s Share of the Estimated Expenses plus Tenant’s Share of the Estimated Taxes (as such amounts are set forth in such Estimate Statement), by (ii) a fraction, the numerator of which is the number of months that have elapsed in the applicable Expense Year (including the month of such payment) and the denominator of which is 12, over (b) any amount previously paid by Tenant for such Expense Year pursuant to this Section 4.4.2.  Until Landlord delivers a new Estimate Statement (which Landlord may do at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the sum of Tenant’s Share of the Estimated Expenses plus Tenant’s Share of the Estimated Taxes, as such amounts are set forth in the previous Estimate Statement.  Any failure of Landlord to timely deliver any Estimate Statement shall not diminish Landlord’s rights to receive payments and revise any previous Estimate Statement under this Section 4.

4.4.3                       Retroactive Adjustment of Taxes.  Notwithstanding any contrary provision hereof, if, after Landlord’s delivery of any Statement, an increase or decrease in Taxes occurs for the applicable Expense Year (whether by reason of reassessment, error, or otherwise), Taxes for such Expense Year shall be retroactively adjusted.  If, as a result of such adjustment, it is determined that Tenant has under- or overpaid Tenant’s Share of such Taxes, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within thirty (30) days after such adjustment is made.

4.4.4                       Reduction in Taxes.  Landlord shall use commercially reasonable efforts to seek, pursuant to Section 51 of the California Revenue and Taxation Code, a reduction in Taxes for any Expense Year, if (a) Tenant, within sixty (60) days after receiving the Statement for such Expense Year, requests that Landlord do so, and (b) Landlord reasonably determines that doing so would be consistent with prudent management practices.  If, upon receiving such a request from Tenant, Landlord determines that it would not be consistent with prudent management practices to seek such a reduction, Landlord shall promptly notify Tenant of such determination, in which event (i) Tenant, at its expense, after ten (10) business days’ notice to Landlord, may seek such a reduction by action or proceeding against the applicable taxing authority; (ii) Landlord shall reasonably cooperate with Tenant in connection with any such action or proceeding; provided, however, that Landlord shall not be required to join in any such action or proceeding unless such action or proceeding must, under applicable Law, be brought by or in the name of Landlord, in which event Landlord shall join in such action or proceeding or permit it to be brought in Landlord’s name and Tenant shall indemnify, defend, protect, and hold the Landlord Parties (defined in Section 10.1) harmless from and against any liability, cost or expense in connection with such action or proceeding; and (iii) Tenant shall continue, during the pendency of such action or proceeding or action, to pay the Taxes due under Section 4.4.1.

4.5                        Charges for Which Tenant Is Directly Responsible.  If any taxes on Tenant’s equipment, furniture, fixtures and other personal property located in or about the Premises are levied against Landlord or its property (or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or other personal property of Tenant), Landlord may pay such taxes (or such increased assessment) regardless of their (or its) validity, in which event Tenant, upon demand, shall repay to Landlord the amount so paid.  If Tenant appeals such taxes and Landlord receives a credit as a result, Landlord, within thirty (30) days after receiving such credit, shall issue a credit in the same amount to Tenant.  Notwithstanding any contrary provision hereof, Tenant shall pay, ten (10) days before delinquency, (i) any rent tax, sales tax, service tax, transfer tax or value added tax, or any other tax respecting the rent or services described herein or otherwise respecting this transaction or this Lease; and (ii) any taxes assessed upon the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of any portion of the Property.

4.6                       Books and Records.  Within fourteen (14) months after receiving the Statement for any Expense Year (the “Review Notice Period”), Tenant may give Landlord notice (“Review Notice”) stating that Tenant elects to review Landlord’s calculation of the Expenses and/or Taxes (including any allocation of Expenses pursuant to Section 4.3) for the Expense Year to which such Statement applies and identifying with reasonable specificity the records of Landlord reasonably relating to such matters that Tenant desires to review.  Within a reasonable time after receiving a timely Review Notice (and, at Landlord’s option, an executed confidentiality agreement as described below), Landlord shall deliver to Tenant, or make available for inspection at a location reasonably designated by Landlord (but not more than fifty (50) miles from the Premises), copies of such records.  Within sixty (60) days after such records are made available to Tenant (the “Objection Period”), Tenant may deliver to Landlord notice (an “Objection Notice”) stating with reasonable specificity any objections to the Statement, in which event Landlord and Tenant shall work together in good faith to resolve Tenant’s objections.  Tenant may not deliver more than one (1) Review Notice or more than one Objection Notice with respect to any particular Expense Year.  If Tenant fails to give Landlord a Review Notice before the expiration of the Review Notice Period or fails to give Landlord an Objection Notice before the expiration of the Objection Period, Tenant shall be deemed to have approved the Statement.  If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the State of California and its fees shall not be contingent solely upon the outcome of the review.  Tenant shall be responsible for all costs of such review; provided, however, that if the sum of Expenses and Taxes for the Expense Year in question was overstated by more than five percent (5%), Landlord, within thirty (30) days after receiving paid invoices therefor from Tenant, shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review.  The records and any related information obtained from Landlord shall be treated as confidential, and as applicable only to the Premises, by Tenant, its auditors, consultants and any other parties reviewing the same on behalf of Tenant (collectively, “Tenant’s Auditors”).  Before making any records available for review, Landlord may require Tenant and Tenant’s Auditors to execute a reasonable confidentiality agreement, in which event Tenant shall cause the same to be executed and delivered to Landlord within thirty (30) days after receiving it from Landlord, and if Tenant fails to do so, the Objection Period shall be reduced by one day for each day by which such execution and delivery follows the expiration of such thirty (30)-day period.  Notwithstanding any contrary provision hereof, Tenant may not examine Landlord’s records or dispute any Statement if any Rent remains unpaid past its due date.  If, for any Expense Year, Landlord and Tenant determine that the sum of Tenant’s Share of the actual Expenses plus Tenant’s Share of the actual Taxes is less or more than the amount reported, Tenant shall receive a credit in the amount of its overpayment against Rent then or next due hereunder, or pay Landlord the amount of its underpayment with the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of its overpayment (less any Rent due), or Tenant shall pay Landlord the amount of its underpayment, within thirty (30) days after such determination.  Notwithstanding the foregoing, Tenant may not, pursuant to this Section 4.6, object to the amount of any Parcel II Assessment, which amount may be audited only under and subject to the terms of Section 4.7; provided, however, that this sentence shall not limit Tenant’s right to object, pursuant to this Section 4.6, to (a) the determination as to whether any such amount is capital or non-capital in nature, or (b) if such amount is capital in nature, to the determination as to whether it may be included in Expenses despite its capital nature, or (c) if it may be included in Expenses, to the manner in which it is amortized.

4.7                       Parcel II Assessments and Project Assessments.

4.7.1                       Landlord shall cause all Parcel II Assessments to be calculated and assessed in accordance with the terms of the Parcel II Declaration.  Landlord and Tenant acknowledge that the percentage of Parcel II Common Area Costs (defined below) that may be included in Parcel II Assessments under the Parcel II Declaration is 32%, as such percentage may be adjusted in accordance with the Parcel II Declaration if the gross square footage of the improvements located on the EOP Parcel (defined in the Parcel II Declaration) or the Property is adjusted.  As used herein, “Parcel II Common Area Costs” means expenses and costs incurred by the EOP Owner in connection with the management, maintenance, repair, preservation, replacement, insurance and operation of the Parcel II Common Area.

4.7.2                       Landlord shall cause all Project Assessments to be calculated and assessed in accordance with the terms of the Project Declaration.  Landlord and Tenant acknowledge that the percentage of Project Common Area Costs (defined below) that may be included in Project Assessments under the Project Declaration is 11.186%, as such percentage may be adjusted in accordance with the Project Declaration if the gross square footage of any Building Parcel (defined in the Project Declaration) is adjusted because of the future dedication of a portion of such Building Parcel to a government agency for public street purposes.  As used herein, “Project Common Area Costs” means expenses and costs incurred by the Center Association in connection with the management, maintenance, repair, preservation, replacement, insurance and operation of the Project Common Area.

4.7.3                       Without limiting Section 4.7.1, Landlord (a) shall deliver to Tenant, within twenty (20) days after receiving the same, a copy of each certified statement of Parcel II Assessments received by Landlord from the EOP Owner pursuant to the first sentence of Section 4.11 of the Parcel II Declaration; and (b) shall (and represents and warrants that it will have the right to) audit the EOP Owner’s books and records with respect to the Parcel II Assessments covered by such certified statement, pursuant to Section 4.11 of the Parcel II Declaration, if (i) Tenant, within twenty (20) days after receiving such certified statement, requests that Landlord do so, and (ii) Landlord reasonably determines that Tenant’s request was made in good faith.  The reasonable out-of-pocket costs incurred by Landlord in performing any such audit shall be included in Expenses.

5                      USE; COMPLIANCE WITH LAWS.

5.1                       Tenant’s Obligations.  Tenant shall not (a) use the Premises for any purpose other than the Permitted Use, or (b) do anything in or about the Premises that violates any of the Rules and Regulations, unreasonably interferes with or injures other occupants of the Project, or constitutes a common-law nuisance.  Tenant, at its expense, shall comply with all Laws relating to (i) the operation of its business at the Project, (ii) the use, condition, configuration or occupancy of the Premises, or (iii) the Tenant Systems.  If, in order to comply with any such Law, Tenant must obtain or deliver any permit, certificate or other document evidencing such compliance, Tenant shall provide a copy of such document to Landlord promptly after obtaining or delivering it.  If a change to any Landlord System or Common Area or the structure or roof of the Building becomes required under Law (or if any such requirement is enforced) as a result of any Tenant-Insured Improvement (defined in Section 10.2.2), the installation of any trade fixture, the installation or operation of any Exterior Equipment (defined in Section 1 of Exhibit F), or any particular use (as distinguished from general office use) of the Premises, Tenant, upon demand, shall, at Landlord’s option, either make such change at Tenant’s cost or pay Landlord the cost of making such change.  As used herein, “Law” means any existing or future law, ordinance, regulation or requirement of any governmental authority having jurisdiction over the Project or the parties.  Notwithstanding the foregoing, Tenant, at its expense, may contest any alleged violation in good faith, including by applying for and obtaining a waiver or deferment of compliance, asserting any defense allowed by Law, and appealing any order or judgment to the extent permitted by Law; provided, however, that (i) no cost or liability shall be imposed upon Landlord (unless Tenant agrees to indemnify, defend and hold the Landlord Parties harmless from and against such cost or liability) as a result of such contest, (ii) after exhausting any rights to contest or appeal, Tenant shall perform or, at Landlord’s option, pay for any work necessary to comply with any final order or judgment, and (iii) nothing in this sentence shall extend any date by which Tenant is required to surrender the Premises to Landlord.

5.2                       Landlord’s Obligations.

5.2.1                       Before the Commencement Date, Landlord, at its expense, shall cause the Premises and the Common Areas to comply with the Americans with Disabilities Act (“ADA”) to the extent that (a) such compliance is necessary for Tenant to use the Premises for general office use in a normal and customary manner and, in addition, for Tenant’s employees and visitors to have reasonably safe access to and from the Premises, or (b) Landlord’s failure to cause such compliance would impose liability upon Tenant under Law; provided, however, that Landlord shall not be required to cause such compliance to the extent non-compliance is triggered by any matter that is Tenant’s responsibility under Section 5.1 or 7.3 or any other provision hereof.  Notwithstanding the foregoing, Landlord, at its expense, may contest any alleged violation in good faith, including by applying for and obtaining a waiver or deferment of compliance, asserting any defense allowed by Law, and appealing any order or judgment to the extent permitted by Law; provided, however, that (i) no cost or liability shall be imposed upon Tenant (unless Landlord agrees to indemnify, defend and hold the Tenant Parties (defined in Section 10.1) harmless from and against such cost or liability) as a result of such contest, (ii) any resulting delay in compliance does not interfere with Tenant’s quiet enjoyment of the Premises, (iii) after exhausting any rights to contest or appeal, Landlord shall perform any work necessary to comply with any final order or judgment, and (iv) nothing in this sentence shall extend any date by which Landlord is required to deliver the Premises to Tenant.

5.2.2                       Without limiting Section 5.2.1, Landlord, at its expense (subject to Section 4), shall cause the Common Areas to comply with all Laws to the extent that (a) such compliance is necessary for Tenant to use the Premises for general office use in a normal and customary manner and, in addition, for Tenant’s employees and visitors to have reasonably safe access to and from the Premises, or (b) Landlord’s failure to cause such compliance would impose liability upon Tenant under Law; provided, however, that Landlord shall not be required to cause such compliance to the extent non-compliance is triggered by any matter that is Tenant’s responsibility under Section 5.1 or 7.3 or any other provision hereof.  Notwithstanding the foregoing, Landlord, at its expense, may contest any alleged violation in good faith, including by applying for and obtaining a waiver or deferment of compliance, asserting any defense allowed by Law, and appealing any order or judgment to the extent permitted by Law; provided, however, that (i) no cost or liability shall be imposed upon Tenant (unless Landlord agrees to indemnify, defend and hold the Tenant Parties (defined in Section 10.1) harmless from and against such cost or liability) as a result of such contest, (ii) after exhausting any rights to contest or appeal, Landlord shall perform any work necessary to comply with any final order or judgment, and (iii) nothing in this sentence shall extend any date by which Landlord is required to deliver the Premises to Tenant.

6                      SERVICES.

6.1                        Utility Services.  Tenant shall contract directly with the providers thereof for, and pay directly to such providers, before delinquency, all charges (including (a) meter, use and/or connection fees, hook-up fees or standby fees, and (b) penalties for discontinued or interrupted service) for, water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials or services furnished directly to or used by Tenant in or about the Premises, including in connection with the operation of the Exterior Equipment (collectively, “Utility Services”).  Without limiting the foregoing, Tenant, at its expense, shall provide all trash disposal, janitorial service and customary cleaning (other than exterior window washing) on a regular basis, and all necessary interior pest control service, so that the Premises is kept in a reasonably neat, clean and pest-free condition.  Without limiting the foregoing, trash, garbage and other waste shall only be kept in sanitary containers, and all containers and equipment for the storage or disposal of such materials shall be kept in a clean and sanitary condition, and shall be screened from view of neighboring Building Parcels (as defined in the Project Declaration), the Residential Parcel (as defined in the Project Declaration), the Project Common Areas, and neighboring streets.  Landlord shall provide (or cause to be provided) such janitorial (including exterior window-washing), pest-control and landscaping services for the exterior of the Building and the Common Areas, and such lighting for the Parking Facility (defined in Section 24), as Landlord reasonably determines is appropriate.  In addition, Landlord shall continue to provide (or cause to be provided) such roving security patrol for the Parcel II Common Areas (including the Parking Facility) as has been provided by Landlord (and/or the EOP Owner) during the portion of calendar year 2011 preceding the date of mutual execution and delivery of this Lease, as such security patrol may be modified from time to time in Landlord’s (and/or the EOP Owner’s) reasonable discretion in response to changing security conditions.  Any interruption or cessation of Utility Services resulting from any cause, including any entry for repairs or any renovation, redecoration or rehabilitation of any area of the Project (each, a “Service Interruption”), shall not render Landlord liable to Tenant, constitute a constructive eviction or excuse Tenant from any obligation hereunder.  Notwithstanding the foregoing, if all or a material portion of the Premises is made untenantable or inaccessible for more than two (2) consecutive business days after notice from Tenant to Landlord by a Service Interruption that results from a breach of Landlord’s obligations hereunder, then, as Tenant’s sole remedy, Monthly Rent shall abate for the period beginning on the day immediately following such two (2)-business-day period and ending on the day such Service Interruption ends, but only in proportion to the percentage of the rentable square footage of the Premises made untenantable or inaccessible.

6.2                        Above-Standard Use.  The connected electrical load of Tenant’s incidental-use equipment shall not exceed the electrical design load of the Building, and Tenant’s electrical usage shall not exceed the capacity of the feeders to the Project or the risers or wiring installation.

7                      REPAIRS AND ALTERATIONS.

7.1                       Repairs.

7.1.1                       Tenant’s Obligations.  Except as otherwise provided herein (including in Sections 7.1.4, 7.1.5, 7.1.6 and 11), Tenant, at its expense, shall perform all maintenance and repairs (including replacements) to the Premises, and keep the Premises and the Tenant Systems in as good condition and repair as exists when Tenant took possession and as thereafter improved by Landlord and/or Tenant, except for reasonable wear and tear.  Except as otherwise provided herein (including in Sections 7.1.4, 7.1.5, 7.1.6 and 11), Tenant’s maintenance and repair obligations shall include (a) all leasehold improvements in the Premises, whenever and by whomever installed or paid for, including any Tenant Improvements, any Alterations and any leasehold improvements installed pursuant to any prior lease (the “Leasehold Improvements”); (b) all Tenant Systems; and (c) all Lines (defined in Section 23).  As used herein, “Tenant System” means any system, whenever and by whomever installed, that serves the Premises or the Building and (i) is located in or on the Building, or (ii) is not customarily required for the operation of a multi-tenant office building, including the systems described on Exhibit G.  Without limiting the foregoing, Tenant, at its expense, shall (i) enter into and maintain, throughout the Term, contracts, with contractors reasonably approved by Landlord, for the regular service of all Tenant Systems, and, upon Landlord’s request from time to time, provide copies of such contracts to Landlord;

and (ii) maintain, throughout the Term, commercially reasonable maintenance logs and records relating to the Tenant Systems that are customarily subject to regular service, and, from time to time upon Landlord’s request, provide copies of such records to Landlord.  Without limiting the foregoing, except as otherwise provided herein (including in Sections 7.1.4, 7.1.5, 7.1.6 and 11), Tenant, at its expense, with respect to any Tenant System that is a heating, ventilation and air-conditioning system or any portion thereof (each, an “HVAC System”), shall (a) keep such HVAC System in as good working order and condition as exists upon its installation (or, if later, on the date Tenant takes possession of the Premises), subject to normal wear and tear; (b) maintain in effect, with a contractor reasonably approved by Landlord, a contract for the maintenance and repair of such HVAC System (which contract shall require the contractor, in each case at intervals not longer than those generally recommended in the industry, as determined by taking into account all relevant factors, including frequency and intensity of use), to (i) inspect such HVAC System and provide to Tenant a report of any defective conditions, together with any recommendations for maintenance, repair or parts-replacement, all in accordance with the manufacturer’s recommendations, and (ii) replace filters, oil and lubricate machinery, replace parts, adjust drive belts, change oil and perform other preventive maintenance, including annual maintenance of duct work and interior unit drains, and annual caulking of sheet metal and re-caulking of jacks and vents); (c) follow all reasonable recommendations of such contractor; and (d) promptly provide to Landlord a copy of such contract and each report issued thereunder.  Tenant shall have the benefit of any warranties available to Landlord regarding the Tenant Systems to the extent such warranties cover maintenance and repairs for which Tenant is responsible hereunder.  To the extent that access to the roof of the Building is required in order to perform any of Tenant’s obligations under this Section 7.1.1, Tenant shall have the right to such access, subject to such reasonable rules and procedures as Landlord may impose, and Tenant shall maintain the affected portion of the roof in a clean and orderly condition and shall not interfere with maintenance or repair of the roof by Landlord.  Landlord, from time to time after reasonable notice to Tenant, may enter the Premises and test the Tenant Systems.  Such testing shall be performed at Landlord’s expense; provided, however, that Tenant shall reimburse Landlord, within fifteen (15) business days after demand, for the reasonable cost of such testing if Landlord has a reasonable good faith basis to believe, or if such testing reveals, that Tenant has breached its obligations as provided herein.

7.1.2                       Landlord’s Obligations.  Landlord shall perform (or cause to be performed) all maintenance and repairs (including replacements) to, and keep in good condition and repair, (i) the roof and exterior walls, windows and window frames of the Building, (ii) the structural portions of the Building, including the floor and ceiling slabs, foundation, curtain wall, exterior glass, mullions, beams and shafts (including elevator shafts) of the Building, (iii) any system that serves the Building in general, other than any Tenant System (a “Landlord System”), and (iv) the Common Areas.

7.1.3                       No Release of Liability.  Nothing in this Section 7.1 shall be deemed to release any Landlord Party or Tenant Party from liability for any negligence, willful misconduct or breach of this Lease.

7.1.4                       Landlord’s Limited Warranty of Designated Tenant Systems.  Notwithstanding Sections 7.1.1 and 15.1, if, at any time during the first six (6) months of the Term, any Designated Tenant System (as defined below) fails to operate in accordance with its design specifications other than as a result of any Casualty (see Section 11), any Tenant Improvement or Alteration, or any improper use, negligence, willful misconduct or breach of this Lease of or by any Tenant Party or any contractor of Tenant, then, as Tenant’s sole remedy for such failure, Landlord, at its expense (which expense, notwithstanding any contrary provision hereof, shall not be included in Expenses), promptly after notice from Tenant, shall repair or replace such defective Designated Tenant System.  As used herein, “Designated Tenant System” means any Tenant System that is either a Base Building System (defined below) or an HVAC System; provided, however, that none of the following shall be deemed a

Designated Tenant System:  (i) any system that is installed (other than by Landlord pursuant to Section 1.3.2) after the Delivery Date; (ii) interior lighting (including switches, light bulbs and ballasts); (iii) HVAC distribution components and systems (including VAV boxes, ducting, diffusers and distribution lines); (iv) energy management control systems and equipment; (v) security systems, including card key systems, locks and doors; and (vi) any interior controls or design features that are customarily installed as part of leasehold improvements.  As used herein, “Base Building System” means any system that would customarily be included in the base building of a multi-tenant office building, excluding any system that serves only a particular portion of, or a particular use within, the Premises, such as a computer server room, “clean room” or other laboratory space.  As used herein, “Specialized HVAC System” means any HVAC System other than a Base Building System.

7.1.5                       Capital Repair or Replacement of Certain Designated Tenant Systems.  Notwithstanding Sections 7.1.1 and 15.1, and without limiting Section 7.1.4, Landlord shall perform any necessary repair or replacement of any Designated Tenant System (other than a Specialized HVAC System) if such repair or replacement (a) is capital in nature, and (b) is not made necessary by any Casualty (see Section 11), any Tenant Improvement or Alteration, or any improper use, negligence, willful misconduct or breach of this Lease of or by any Tenant Party or any contractor of Tenant.  Notwithstanding any contrary provision hereof (but subject to Section 7.1.4), (i) the cost of any such repair or replacement shall be included in Expenses, subject to amortization in accordance with clause (a) of the second paragraph of Section 4.2.2; and (ii) for purposes of such clause (a), such cost shall not be deemed to be included in Expenses solely on the grounds that it is intended to reduce current or future Expenses.

7.1.6                       Additional Limitation on Tenant’s Obligations.  Notwithstanding Sections 7.1.1 and 15.1, if, at any time during the first six (6) months of the Term, any Tenant System that is not a Designated Tenant System fails to operate in accordance with its design specifications other than as a result of any Casualty (see Section 11), any Tenant Improvement or Alteration, or any improper use, negligence, willful misconduct or breach of this Lease of or by any Tenant Party or any contractor of Tenant, and if Tenant notifies Landlord of (and affords Landlord a reasonable opportunity to confirm) such failure within the first seven (7) months of the Term, then Tenant shall not be required, under Section 7.1.1 or 15.1, to repair or replace such defective Tenant System.

7.2                        Alterations.  Tenant may not make any improvement, alteration, addition or change to the Premises or to any mechanical, plumbing or HVAC facilities or other systems serving the Premises (an “Alteration”) without Landlord’s prior consent, which consent shall be requested by Tenant not less than thirty (30) days before commencement of work and shall not be unreasonably withheld, conditioned or delayed by Landlord.  Notwithstanding the foregoing, provided that Landlord receives ten (10) business days’ prior notice, Landlord’s prior consent shall not be required for (a) any Alteration that is decorative only (e.g., carpet installation or painting) and not visible from outside the Premises, or (b) any Alteration that (i) is reasonably estimated (together with any other Alterations performed without Landlord’s consent pursuant to this sentence during the 12-month period ending on the date of such notice) to cost less than $250,000.00, (ii) is not visible from outside the Premises, and (iii) does not affect any structural component or major system of the Building.  For any Alteration, (a) Tenant, before commencing work, shall deliver to Landlord, and obtain Landlord’s approval of, plans and specifications; (b) Landlord, in its reasonable discretion, may require Tenant to obtain security for performance satisfactory to Landlord (but, in the case of this clause (b), only if the cost of such Alteration exceeds $500,000.00); (c) Tenant shall deliver to Landlord “as built” drawings (in CAD format, if requested by Landlord), completion affidavits, full and final lien waivers, and all governmental approvals; and (d) Tenant shall pay Landlord, upon demand, Landlord’s reasonable out-of-pocket expenses incurred in reviewing the work; provided, however, that this clause (d) shall not apply to any Tenant Improvements.

7.3                        Tenant Work.  Before commencing any repair or Alteration (“Tenant Work”), Tenant shall deliver to Landlord, and obtain Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed) of, (a) names of contractors, subcontractors, mechanics, laborers and materialmen; (b) evidence of contractors’ and subcontractors’ insurance; and (c) any required governmental permits.  Tenant shall perform all Tenant Work (i) in a good and workmanlike manner, with good construction practices, using materials of a quality reasonably approved by Landlord; (ii) in compliance with any approved plans and specifications, all Laws, the National Electric Code, and Landlord’s construction rules and regulations; (iii) in a manner that does not impair any Landlord System or the structure or roof of the Building, and (iv) to the extent reasonably practicable, in a manner that minimizes any noise, vibration, particulates, dust infiltration or other disturbances that would unreasonably disturb owners or occupants of other parcels in the Project.  If, as a result of any Tenant Work, Landlord becomes required under Law to perform any inspection, give any notice, or cause such Tenant Work to be performed in any particular manner, Tenant shall comply with such requirement and promptly provide Landlord with reasonable documentation of such compliance.  Landlord’s approval of Tenant’s plans and specifications shall not relieve Tenant from any obligation under this Section 7.3.

8                      LANDLORD’S PROPERTY.  All Leasehold Improvements shall become Landlord’s property upon installation and without compensation to Tenant.  Notwithstanding the foregoing, if any Tenant-Insured Improvements (defined in Section 10.2.2) are Specialty Improvements (defined below), then, except as otherwise notified by Landlord, Tenant, at its expense and before the expiration or earlier termination hereof, shall remove such Specialty Improvements, repair any resulting damage to the Premises or Building, and restore the affected portion of the Premises to its condition existing before the installation of such Specialty Improvements (or, at Landlord’s election, to a Building-standard tenant-improved condition as determined by Landlord).  If Tenant fails to timely perform any work required under the preceding sentence, Landlord may perform such work at Tenant’s expense.  If, when it requests Landlord’s approval of any Tenant-Insured Improvements, Tenant specifically requests that Landlord identify any such Tenant-Insured Improvements that are Specialty Improvements (or if Tenant makes such request with respect to any Tenant-Insured Improvements that do not require Landlord’s approval), Landlord shall provide such identification when it provides such approval (or, if such approval is not required, within 15 business days after receiving such request), and if Landlord fails to so identify any such Tenant-Insured Improvement as a Specialty Improvement when so required, then such Tenant-Insured Improvement shall be deemed not to be a Specialty Improvement.  As used herein, “Specialty Improvements” means any Tenant-Insured Improvements that, in Landlord’s reasonable judgment, are not typical multi-tenant office installations, including equipment racks; classrooms; bathrooms (other than the base Building bathrooms); file rooms, libraries or other rooms with reinforced flooring; workout/fitness rooms; shower rooms; locker rooms; kitchen facilities (other than coffee bar kitchenettes); server rooms; safes; laboratories; vaults; and areas without drop ceilings, excluding, however, any such improvement that (i) is installed in a location in which any other such improvement exists on the Delivery Date, and (ii) is not materially more expensive to remove than such other existing improvement.

9                      LIENS.  Tenant shall keep the Project free from any lien arising out of any work performed, material furnished or obligation incurred by or on behalf of Tenant.  Tenant shall remove any such lien within fifteen (15) business days after notice from Landlord (but if the lien attaches to a Parcel II Common Area, then within ten (10) days after its imposition), and if Tenant fails to do so, Landlord, without limiting its remedies, may pay the amount necessary to cause such removal, whether or not such lien is valid.  The amount so paid, together with reasonable attorneys’ fees and expenses, shall be reimbursed by Tenant upon demand.

10               INDEMNIFICATION; INSURANCE.

10.1                  Waiver and Indemnification.  Tenant waives all claims against Landlord, its Security Holders (defined in Section 17), Landlord’s managing agent(s), their (direct or indirect) owners, and the beneficiaries, trustees, officers, directors, employees and agents of each of the foregoing (including Landlord, the “Landlord Parties”) for (i) any damage to person or property (or resulting from the loss of use thereof), except to the extent such damage is caused by any negligence, willful misconduct or breach of this Lease of or by any Landlord Party, or (ii) any failure to prevent or control any criminal or otherwise wrongful conduct by any third party or to apprehend any third party who has engaged in such conduct.  Tenant shall indemnify, defend, protect, and hold the Landlord Parties harmless from any obligation, loss, claim, action, liability, penalty, damage, cost or expense (including reasonable attorneys’ and consultants’ fees and expenses) (each, a “Claim”) that is imposed or asserted by any third party and arises from (a) any negligence or willful misconduct of Tenant, any party claiming by, through or under Tenant, their (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees, agents, contractors, licensees or invitees, or (b) any breach by Tenant of any representation, covenant or other term contained herein, except to the extent such Claim arises from any negligence, willful misconduct or breach of this Lease of or by any Landlord Party.  Landlord shall indemnify, defend, protect, and hold Tenant, its (direct or indirect) owners, and their respective beneficiaries, trustees, officers, directors, employees and agents (including Tenant, the “Tenant Parties”) harmless from any Claim that is imposed or asserted by any third party and arises from (a) any negligence or willful misconduct of any Landlord Party, or (b) any breach by Landlord of any representation, covenant or other term contained herein, except to the extent such Claim arises from any negligence, willful misconduct or breach of this Lease of or by any Tenant Party.

10.2                   Tenant’s Insurance.  Tenant shall maintain the following coverages in the following amounts:

10.2.1                 Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with combined primary and excess/umbrella limits of $10,000,000 each occurrence and $10,000,000 annual aggregate.

10.2.2                 Property Insurance covering (i) all office furniture, trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property in the Premises installed by, for, or at the expense of Tenant, and (ii) any Leasehold Improvements installed by or for the benefit of Tenant, whether pursuant to this Lease or pursuant to any prior lease or other agreement to which Tenant was a party (“Tenant-Insured Improvements”).  Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.2.3                 Workers’ Compensation statutory limits and Employers’ Liability limits of $1,000,000.

10.3                 Form of Policies.  The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability.  Such insurance shall be issued by an insurance company that has an A.M. Best rating of not less than A-VII and shall be in form and content reasonably acceptable to Landlord.  Tenant’s Commercial General Liability Insurance shall (a) name the Landlord Parties and any other party designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance.  Landlord shall be designated as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements.  Tenant shall deliver to Landlord, on or before the Commencement Date and before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 25” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Property Insurance) or the equivalent.  Attached to the ACORD 25 (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds, and attached to the ACORD 28 (or equivalent) there shall be an endorsement designating Landlord as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements, and each such endorsement shall be binding on Tenant’s insurance company.

10.4                  Subrogation.  Each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other party, any of its (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees or agents for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by the waiving party’s property insurance.  For purposes of this Section 10.4 only, (a) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance, and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed an agent of Landlord.

10.5                 Landlord’s Insurance.  Landlord shall maintain the following insurance, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain, the premiums of which shall be included in Expenses:  (a) Commercial General Liability insurance applicable to the Property and Building providing, on an occurrence basis, a minimum combined single limit of at least $10,000,000.00; (b) Special Cause of Loss Insurance on the Building at replacement cost value as reasonably estimated by Landlord; (c) Worker’s Compensation insurance to the extent required by Law; and (d) Employers Liability Coverage to the extent required by Law.

11               CASUALTY DAMAGE.  With reasonable promptness after discovering any damage to the Premises (other than trade fixtures), or to the Common Areas necessary for access to the Premises, resulting from any fire or other casualty (a “Casualty”), Landlord shall notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repair of such damage (the “Landlord Repairs”).  If, according to such estimate, the Landlord Repairs cannot be substantially completed within one hundred eighty (180) days after they are commenced, either party may terminate this Lease upon sixty (60) days’ notice to the other party delivered within ten (10) days after Landlord’s delivery of such estimate.  Within ninety (90) days after discovering any damage to the Premises (other than trade fixtures) or to the Common Areas necessary for access to the Premises resulting from any Casualty, Landlord may terminate this Lease by notifying Tenant if (i) any Security Holder lawfully requires that any insurance proceeds be used to pay any mortgage debt; (ii) the cost of the Landlord Repairs exceeds, by more than five percent (5%), the sum of (A) any proceeds of Landlord’s insurance policies (as determined assuming that Landlord has maintained the insurance required under Section 10.5) (other than with respect to any Tenant-Insured Improvements); plus (B) any proceeds of Special Cause of Loss Insurance on the improvements in the Parcel II Common Areas (other than with respect to any Exterior Equipment), at replacement cost value as reasonably determined by the EOP Owner (as such proceeds are determined assuming that such insurance has been maintained); plus (C) any proceeds of property damage insurance on the improvements in the Project Common Areas carried by the Center Association pursuant to

Section 5.5.1 of the Project Declaration; plus (D) any applicable deductibles (other than deductibles with respect to earthquake damage); plus (E) any insurance proceeds or other amounts required to be assigned or otherwise paid to Landlord under this Section 11; (iii) Landlord is not legally permitted to rebuild (or cause to be rebuilt) the Building and Common Areas in substantially the same configuration structurally and architecturally; or (iv) the damage occurs during the last 12 months of the Term (as it may have been extended pursuant to Section 2 of Exhibit F) and Landlord estimates that the Landlord Repairs cannot be substantially completed within the period of time beginning on the date of the Casualty and having a duration equal to 20% of the balance of the Term remaining on such date.  Tenant may terminate this Lease, by notifying Landlord within thirty (30) days after receiving Landlord’s estimate of the time required to substantially complete the Landlord Repairs, if (a) the Casualty has occurred during the last twelve (12) months of the Term and either (i) has damaged a material portion of the Premises, or (ii) has substantially impaired access to the Premises, and (b) such estimate indicates that the Landlord Repairs cannot be substantially completed within the period of time beginning on the date of the Casualty and having a duration equal to 20% of the balance of the Term remaining on such date.  Solely for purposes of the preceding sentence, and without expanding or limiting Landlord’s rights to terminate this Lease pursuant to this Section 11, any damage to the Parking Facility that results in the unreserved parking spaces in the Parking Facility (together with any reasonable replacement parking spaces provided by the EOP Owner or Landlord) being oversubscribed by a number exceeding twenty-five percent (25%) of the number of unreserved parking spaces that Tenant is entitled to use hereunder shall be deemed to substantially impair access to the Premises.  If this Lease is not terminated pursuant to this Section 11, Landlord shall promptly and diligently perform (or cause to be performed) the Landlord Repairs, subject to reasonable delays solely for insurance adjustment and other events of Force Majeure.  The Landlord Repairs shall restore (or cause to be restored) the Premises (other than trade fixtures) and the Common Areas necessary for access to the Premises to substantially the same condition that existed when the Casualty occurred, except for (a) any modifications required by Law or any Security Holder, and (b) any modifications to the Common Areas that are deemed desirable by Landlord or the EOP Owner, are consistent with the character of the Project, and do not materially impair access to the Premises.  Notwithstanding Section 10.4, Tenant shall assign to Landlord (or its designee) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.2 with respect to any Tenant-Insured Improvements (other than trade fixtures), and if the estimated or actual cost of restoring any Tenant-Insured Improvements exceeds the insurance proceeds received by Landlord from Tenant’s insurance carrier, Tenant shall pay such excess to Landlord within 15 days after Landlord’s demand.  No Casualty and no restoration performed as required hereunder shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder; provided, however, that if the Premises or any Common Area necessary for Tenant’s access to the Premises is damaged by a Casualty, then, during any time that, as a result of such damage, any portion of the Premises is untenantable or inaccessible and is not occupied by Tenant, Monthly Rent shall be abated (and if prepaid, shall be refunded to Tenant) in proportion to the rentable square footage of such portion of the Premises.

12               NONWAIVER.  No provision hereof shall be deemed waived by either party unless it is waived by such party expressly and in writing, and no waiver of any breach of any provision hereof shall be deemed a waiver of any subsequent breach of such provision or any other provision hereof.  Landlord’s acceptance of Rent shall not be deemed a waiver of any preceding breach of any provision hereof, other than Tenant’s failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of such acceptance.  No acceptance of payment of an amount less than the Rent due hereunder shall be deemed a waiver of Landlord’s right to receive the full amount of Rent due, whether or not any endorsement or statement accompanying such payment purports to effect an accord and satisfaction.  No receipt of monies by Landlord from Tenant after the giving of any notice, the commencement of any suit, the issuance of any final judgment, or the termination hereof shall affect such notice, suit or judgment, or reinstate or extend the Term or Tenant’s right of possession hereunder.

13               CONDEMNATION.  If any material part of the Premises, the Landlord Systems, or the Parking Facility is taken for any public or quasi-public use by power of eminent domain or by private purchase in lieu thereof (a “Taking”) for more than 180 consecutive days, either party may terminate this Lease.  If more than twenty-five percent (25%) of the rentable square footage of the Premises is Taken, or access to the Premises is substantially impaired as a result of a Taking, for more than 180 consecutive days, Tenant may terminate this Lease.  Any such termination shall be effective as of the date possession must be surrendered to the authority, and the terminating party shall provide notice of termination to the other party within forty-five (45) days after receiving written notice of such surrender date.  Except as provided above in this Section 13, neither party may terminate this Lease as a result of a Taking.  Tenant shall not assert any claim for compensation because of any Taking; provided, however, that Tenant may file a separate claim for any Taking of Tenant’s personal property or any fixtures that Tenant is entitled to remove upon the expiration hereof, and for moving expenses, so long as such claim does not diminish the award available to Landlord or any Security Holder and is payable separately to Tenant.  If this Lease is terminated pursuant to this Section 13, all Rent shall be apportioned as of the date of such termination.  If a Taking occurs and this Lease is not so terminated, Monthly Rent shall be abated for the period of such Taking in proportion to the percentage of the rentable square footage of the Premises, if any, that is subject to, or rendered inaccessible by, such Taking.  For purposes of this Section 13, any Taking of unreserved parking spaces in the Parking Facility that results in the remaining unreserved parking spaces in the Parking Facility (together with any reasonable replacement parking spaces provided by Landlord) being oversubscribed by a number exceeding twenty-five percent (25%) of the number of unreserved parking spaces that Tenant is entitled to use hereunder shall be deemed to substantially impair access to the Premises.

14               ASSIGNMENT AND SUBLETTING.

14.1                  Transfers.  Except as otherwise provided in Section 14.8, Tenant shall not, without Landlord’s prior consent, assign, mortgage, pledge, hypothecate, encumber, permit any lien to attach to, or otherwise transfer this Lease or any interest hereunder, permit any assignment or other transfer hereof or any interest hereunder by operation of law, enter into any sublease or license agreement, otherwise permit the occupancy or use of any part of the Premises by any persons other than Tenant and its employees and contractors (and up to thirty (30) consultants of Tenant whose occupancy or use of the Premises occurs in Tenant’s ordinary course of business and is limited in each case to a single desk or office per consultant), or permit a Change of Control (defined in Section 14.6) to occur (each, a “Transfer”).  If Tenant desires Landlord’s consent to any Transfer, Tenant shall provide Landlord with (i) notice of the terms of the proposed Transfer, including its proposed effective date (the “Contemplated Effective Date”), a description of the portion of the Premises to be transferred (the “Contemplated Transfer Space”), a calculation of the Transfer Premium (defined in Section 14.3), and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (ii) current financial statements (which, in the case of a publicly traded company, may be provided through a link to such financial statements at the website of the U.S. Securities and Exchange Commission) of the proposed transferee (or, in the case of a Change of Control, of the proposed new controlling party(ies)) certified by an officer or owner thereof and any other information reasonably required by Landlord in order to evaluate the proposed Transfer (collectively, the “Transfer Notice”).  Within twelve (12) business days after receiving the Transfer Notice, Landlord shall notify Tenant of (a) its consent to the proposed Transfer, (b) its refusal to consent to the proposed Transfer (which refusal shall be accompanied by a reasonably detailed statement of Landlord’s reasons for such refusal), or (c) its exercise of its rights under Section 14.4.  If Landlord fails to respond to a Transfer Notice when required under the preceding sentence, and if such failure continues for five (5) business days after Landlord receives a second notice from Tenant enclosing a copy of the Transfer Notice and quoting verbatim this sentence in its entirety, Landlord shall be deemed to have consented to the proposed Transfer.  If Landlord breaches an obligation hereunder to consent to a proposed Transfer, Tenant may (i) seek specific performance of such obligation, or (ii) seek to recover damages resulting from such breach (subject to Section 20.1).  Any Transfer made without Landlord’s prior consent shall, at Landlord’s option, be void and shall, at Landlord’s option, constitute a Default (defined in Section 19).  Tenant shall pay Landlord a fee of $1,000.00 for Landlord’s review of any proposed Transfer, whether or not Landlord consents to it.

14.2                  Landlord’s Consent.  Subject to Section 14.4, Landlord shall not unreasonably withhold or condition its consent to any proposed Transfer.  Without limiting other reasonable grounds for withholding consent, it shall be deemed reasonable for Landlord to withhold consent to a proposed Transfer if:

14.2.1                 The proposed transferee is not a party of reasonable financial strength in light of the responsibilities to be undertaken in connection with the Transfer on the date the Transfer Notice is received; or

14.2.2                 The proposed transferee has a character or reputation or is engaged in a business that is not consistent with the quality of the Building or the Project; or

14.2.3                 The proposed transferee is a governmental entity or a nonprofit organization that has a controversial public profile or is engaged in a politically sensitive activity.

Notwithstanding any contrary provision hereof, (a) if Landlord consents to any Transfer pursuant to this Section 14.2 but Tenant does not enter into such Transfer within nine (9) months thereafter, such consent shall no longer apply and such Transfer shall not be permitted unless Tenant again obtains Landlord’s consent thereto pursuant and subject to the terms of this Section 14; and (b) if Landlord unreasonably withholds its consent under this Section 14.2, Tenant’s sole remedies shall be contract damages (subject to Section 20.1) or specific performance, and Tenant waives all other remedies, including any right to terminate this Lease.

14.3                  Transfer Premium.  If Landlord consents to a Transfer, Tenant shall pay Landlord an amount equal to fifty percent (50%) of any Transfer Premium (defined below).  As used herein, “Transfer Premium” means (a) in the case of an assignment, any consideration (including payment for Leasehold Improvements) paid by the assignee for such assignment, less any reasonable and customary expenses directly incurred by Tenant on account of such assignment, including brokerage fees, legal fees, and Landlord’s review fee; (b) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement, the amount by which all rent and other consideration paid by the transferee to Tenant pursuant to such agreement (less all reasonable and customary expenses directly incurred by Tenant on account of such agreement, including brokerage fees, legal fees, construction costs and Landlord’s review fee, as amortized on a monthly, straight-line basis over the term of such agreement) exceeds the Monthly Rent payable by Tenant hereunder with respect to the Contemplated Transfer Space; and (c) in the case of a Change of Control, any consideration (including payment for Leasehold Improvements) paid by the new controlling party(ies) to the prior controlling party(ies) on account of this Lease, less Landlord’s review fee and, to the extent reasonably allocable to this Lease, any other reasonable and customary expenses directly incurred by such prior controlling party(ies) on account of such Change of Control.  Payment of Landlord’s share of the Transfer Premium shall be made (x) in the case of an assignment or a Change of Control, within thirty (30) days after Tenant or the prior controlling party(ies), as the case may be, receive(s) the consideration described above, and (y) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement, within five (5) business days after Tenant receives the rent and other consideration described above.

14.4                  Landlord’s Right to Recapture.  Notwithstanding any contrary provision hereof, except in the case of (i) a Permitted Transfer (defined in Section 14.8), (ii) a sublease (including any expansion rights) of less than 90% of the rentable square footage of the then existing Premises, (iii) a sublease for a term (including any extension options) of less than 90% of the balance of the Term remaining on the Contemplated Effective Date (excluding any unexercised extension options), or (iv) a Change of Control, Landlord, by notifying Tenant within twelve (12) business after receiving a Notice of Intent to Transfer (defined below), may terminate this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date.  If Landlord fails to so notify Tenant within such twelve (12)-business-day period, Landlord shall no longer be entitled terminate this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date based upon such Notice of Intent to Transfer or the proposed Transfer described in such Notice of Intent to Transfer.  As used herein, “Notice of Intent to Transfer” means any Transfer Notice or other notice from Tenant informing Landlord that Tenant intends to enter into a Transfer with respect to a particular Contemplated Transfer Space as of a particular Contemplated Effective Date (whether or not Tenant has already negotiated the terms of such Transfer with a third party).  If Landlord terminates this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date as provided in this Section 14.4, and if the Contemplated Transfer Space is less than the entire Premises, then Base Rent, Tenant’s Share, and the number of parking spaces to which Tenant is entitled under Section 1.9 shall be deemed adjusted on the basis of the percentage of the rentable square footage of the Premises retained by Tenant.  Upon request of either party, the parties shall execute a written agreement prepared by Landlord memorializing such termination.

14.5                  Effect of Consent.  If Landlord consents to a Transfer, (i) such consent shall not be deemed a consent to any further Transfer, (ii) Tenant shall deliver to Landlord, promptly after execution, an executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iii) Tenant shall deliver to Landlord, upon Landlord’s request, a complete statement, certified by an independent CPA or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium.  In the case of an assignment, the assignee shall assume in writing, for Landlord’s benefit, all of Tenant’s obligations hereunder.  Notwithstanding any contrary provision hereof, Tenant, with or without Landlord’s consent, shall not enter into, or permit any party claiming by, through or under Tenant to enter into, any sublease, license or other occupancy agreement that provides for payment based in whole or in part on the net income or profit of the subtenant, licensee or other occupant thereunder.  No Transfer, with or without Landlord’s consent, shall relieve Tenant or any guarantor hereof from any liability hereunder.  Notwithstanding the foregoing, if this Lease is assigned, in accordance with this Section 14, to a party other than an Affiliate (defined in Section 14.8) of Tenant, and if the assignee satisfies the Credit Requirement (defined below), then Tenant shall be released from any and all obligations arising under this Lease from and after the effective date of such assignment.  For purposes of the preceding sentence, an assignee shall be deemed to satisfy the “Credit Requirement” if, as of the date immediately preceding the effective date of the assignment, the financial strength of the assignee is not less than that of Tenant, as demonstrated by Tenant (a) based on credit ratings of the assignee and Tenant by both Moody’s and Standard & Poor’s (or by either such agency alone, if applicable ratings by the other agency do not exist), or (b) if such credit ratings do not exist, then in accordance with Moody’s KMV RiskCalc (i.e., the on-line software tool offered by Moody’s for analyzing credit risk) based on CFO-certified financial statements for the assignee and Tenant covering their last two (2) fiscal years ending before the effective date of the assignment.

14.6                 Change of Control.  As used herein, “Change of Control” means (a) if Tenant is a Professional Service Firm (defined below), the withdrawal or change (whether voluntary, involuntary or by operation of law) of 50% or more of its equity owners within a 12-month period; and (b) in all other cases, any transaction(s) resulting in the acquisition of a Controlling Interest (defined below) by one or more parties that did not own a Controlling Interest immediately before such transaction(s).  As used herein, “Professional Service Firm” means a firm, such as an accounting, law or architectural firm, (i) that is privately owned by persons who are licensed providers of professional services, (ii) whose business consists of the provision of such services by such owners and by any number of licensed employees of such firm, and (iii) whose financial strength is not reliably reflected by its balance sheet but instead depends directly on the skills and reputations of such owners and employees.  As used herein, “Controlling Interest” means any direct or indirect equity or beneficial ownership interest in Tenant that confers upon its holder(s) the direct or indirect power to direct the ordinary management and policies of Tenant, whether through the ownership of voting securities, by contract or otherwise (but not through the ownership of voting securities listed on a recognized securities exchange).  (Landlord acknowledges that, by operation of the definitions of “Transfer,” “Change of Control” and “Controlling Interest,” no stock of Tenant listed on a recognized securities exchange shall be deemed a Controlling Interest, and, therefore, no issuance of Tenant’s stock in an offering or sale on a recognized securities exchange shall be deemed a Change of Control or a Transfer.)

14.7                  Effect of Default.  If Tenant is in Default, Landlord is irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any transferee under any sublease, license or other occupancy agreement to make all payments under such agreement directly to Landlord (which Landlord shall apply towards Tenant’s obligations hereunder) until such Default is cured.  Such transferee may rely upon any representation by Landlord that Tenant is in Default, whether or not confirmed by Tenant.

14.8                 Permitted Transfers.  Notwithstanding any contrary provision hereof, if Tenant is not in Default, Tenant may, without Landlord’s consent pursuant to Section 14.1, assign this Lease to (a) an Affiliate of Tenant (other than pursuant to a merger or consolidation), (b) a successor to Tenant by merger or consolidation, or (c) a successor to Tenant by purchase of all or substantially all of Tenant’s assets, or permit a Change of Control to occur (a “Permitted Transfer”), provided that (i) at least ten (10) business days before the Transfer, Tenant notifies Landlord of such Transfer and delivers to Landlord any documents or information reasonably requested by Landlord relating thereto, including reasonable documentation that the Transfer satisfies the requirements of this Section 14.8; (ii) in the case of an assignment pursuant to clause (a) or (c) above, the assignee executes and delivers to Landlord, at least ten (10) business days before the assignment, a commercially reasonable instrument pursuant to which the assignee assumes, for Landlord’s benefit, all of Tenant’s obligations hereunder; (iii) in the case of an assignment pursuant to clause (b) above, (A) the successor entity has a net worth (as determined in accordance with GAAP, but excluding intellectual property and any other intangible assets (“Net Worth”)) immediately after the Transfer that is not less than the Net Worth of Tenant immediately before the Transfer, and (B) if Tenant is a Professional Service Firm, at least 50% of its equity owners existing twelve (12) months before the Transfer are also equity owners of the successor entity; (iv) except in the case of a Change of Control, the transferee is qualified to conduct business in the State of California; (v) in the case of a Change of Control, (A) Tenant is not a Professional Service Firm, and (B) Tenant’s Net Worth immediately after the Change of Control is not less than its Net Worth immediately before the Change of Control; and (vi) the Transfer is made for a good faith operating business purpose and not in order to evade the requirements of this Section 14.  As used herein, “Affiliate” means, with respect to any party, a person or entity that controls, is under common control with, or is controlled by such party.

15               SURRENDER.

15.1                 Upon the expiration or earlier termination hereof, and except as otherwise provided herein (including in Sections 7.1.4, 7.1.5, 7.1.6, 8 and 11 and this Section 15), (a) Tenant shall surrender possession of the Premises to Landlord in as good condition and repair as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, except for reasonable wear and tear; and (b) without limiting the preceding clause (a), Tenant, at its expense, before surrendering the Premises, shall have caused the Tenant Systems to have been audited, serviced and repaired by a reputable and licensed service firm reasonably acceptable to Landlord so that the Tenant Systems shall have been put in as good condition and repair as when Tenant took possession and as thereafter improved by Landlord and/or Tenant (including replacement of any burned out or broken light bulbs or ballasts), except for reasonable wear and tear (as determined taking into account the age of each Tenant System).  If Tenant fails to timely perform any work required under this Section 15.1, then, without limiting its remedies, Landlord may do so, in which case Tenant shall pay Landlord, upon demand, the cost of such work.

15.2                 Before the expiration or earlier termination hereof, Tenant, without expense to Landlord, shall (a) remove from the Premises all debris and rubbish and all furniture, equipment, trade fixtures, Lines, free-standing cabinet work, movable partitions and other articles of personal property that are owned or placed in the Premises by Tenant or any party claiming by, through or under Tenant (except for any Lines not required to be removed under Section 23), and (b) repair all damage to the Premises and Building resulting from such removal.  If Tenant fails to timely perform such removal and repair, Landlord may do so at Tenant’s expense (including storage costs).  If Tenant fails to remove such property from the Premises, or from storage, within 30 days after notice from Landlord, any part of such property shall be deemed, at Landlord’s option, either (x) conveyed to Landlord without compensation, or (y) abandoned.

16               HOLDOVER.  If Tenant fails to surrender the Premises upon the expiration or earlier termination hereof, Tenant’s tenancy shall be subject to the terms and conditions hereof; provided, however, that such tenancy shall be a tenancy at sufferance only, for the entire Premises, and Tenant shall pay Monthly Rent (on a per-month basis without reduction for any partial month) at a rate equal to the Applicable Percentage (defined below) of the Monthly Rent applicable during the last calendar month of the Term.  As used herein, “Applicable Percentage” means, for any holdover, (a) 125% during the first 30 days of such holdover, and (b) 150% during the balance of such holdover.  Nothing in this Section 16 shall limit Landlord’s rights or remedies (except as provided in the next succeeding sentence) or be deemed a consent to any holdover.  If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall be liable for all resulting direct damages incurred by Landlord, but only to the extent such holdover occurs more than 30 days after notice from Landlord that Landlord has entered into, or will enter into, a lease with such new tenant.  For purposes of the preceding sentence and Section 20, without limitation, any loss of rent, increase in re-leasing costs, or liability (other than for consequential damages) in favor of a new tenant incurred by Landlord as a result of Tenant’s holdover during any period following the expiration or earlier termination hereof shall be deemed direct damages to the extent such loss, increase and/or liability exceeds, in the aggregate, Monthly Rent paid by Tenant for such period.

17               SUBORDINATION; ESTOPPEL CERTIFICATES.  At the request of a Security Holder (defined below), and subject to the provisions of this Section 17, this Lease shall be subject and subordinate to all existing and future ground or underlying leases, mortgages, trust deeds and other encumbrances against the Building or Project, all renewals, extensions, modifications, consolidations and replacements thereof (each, a “Security Agreement”), and all advances made upon the security of such mortgages or trust deeds, unless in each case the holder of such Security Agreement (each, a “Security Holder”) requires in writing that this Lease be superior thereto.  Notwithstanding the foregoing, Tenant’s agreement to subordinate this Lease to a future Security Agreement shall not be effective unless Landlord has provided Tenant with a commercially reasonable subordination and non-disturbance agreement from the Security Holder.  Upon any termination or foreclosure (or any delivery of a deed in lieu of foreclosure) of any Security Agreement, Tenant, upon request, shall attorn to the Security Holder or purchaser or any successor thereto and shall recognize such party as the lessor hereunder and agree to continue this Lease, without material modification, as a direct lease between Tenant, as tenant, and such party, as landlord, provided that such party agrees, subject to the terms of a commercially reasonable subordination and non-disturbance agreement, to recognize Tenant’s rights as tenant hereunder and continue this lease as a direct lease between such party, as landlord, and Tenant, as tenant.  Within ten (10) business days after request by Landlord, Tenant shall execute such commercially reasonable subordination and non-disturbance agreements as Landlord may reasonably deem necessary to evidence the subordination or superiority of this Lease to any Security Agreement as provided above in this Section 17.  Tenant waives any right it may have under Law to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder upon a foreclosure.  Within ten (10) business days after Landlord’s request, Tenant shall execute and deliver to Landlord a commercially reasonable estoppel certificate in favor of such parties as Landlord may reasonably designate, including current and prospective Security Holders and prospective purchasers.

18               ENTRY BY LANDLORD.  At all reasonable times and upon reasonable notice to Tenant, or in an emergency, Landlord may enter the Premises to (i) inspect the Premises; (ii) show the Premises to prospective purchasers, current or prospective Security Holders or insurers, or, during the last 12 months of the Term (or while an uncured Default exists), prospective tenants; (iii) post notices of non-responsibility; or (iv) perform maintenance, repairs or alterations required or permitted hereunder.  At any time and without notice to Tenant, Landlord may enter the Premises to perform required services; provided, however, that, except in an emergency, Landlord shall provide Tenant with reasonable prior notice (which notice, notwithstanding Section 25.1, may be delivered by e-mail, fax, telephone or orally and in person) of any entry to perform a service that is not performed on a monthly or more frequent basis.  If reasonably necessary, Landlord may temporarily close any portion of the Premises to perform maintenance, repairs or alterations.  In an emergency, Landlord may use any means it deems proper to open doors to and in the Premises.  Except in an emergency, Landlord shall comply with any reasonable security procedures of Tenant (such as procedures requiring identification of any person entering the Premises, accompaniment by a Tenant employee, and/or the wearing of a badge, but excluding any background check that (i) requires the provision of identifying information other than (a) photo identification or other reasonable evidence of such person’s name, and (b) the name of such person’s employer, (ii) requires more than five (5) minutes to complete, or (iii) precludes entry for any reason other than discovery that such person (a) has been convicted of a felony involving dishonesty or breach of trust, or (b) is a Prohibited Party (defined in Section 25.3).  No entry into or closure of any portion of the Premises pursuant to this Section 18 shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder.

19               DEFAULTS; REMEDIES.

19.1                  Events of Default.  The occurrence of any of the following shall constitute a “Default”:

19.1.1                 Any failure by Tenant to pay any Rent when due unless such failure is cured within five (5) business days after notice from Landlord; or

19.1.2                 Except where a specific time period is otherwise set forth for Tenant’s cure herein (in which event Tenant’s failure to cure within such time period shall be a Default), and except as otherwise provided in this Section 19.1, any breach by Tenant of any other provision hereof where such breach continues for thirty (30) days after notice from Landlord; provided that if such breach cannot reasonably be cured within such thirty (30)-day period but can reasonably be cured through Tenant’s efforts, Tenant shall not be in Default as a result of such breach if Tenant diligently commences such cure within such period and thereafter diligently pursues such cure to completion; or

19.1.3                 Abandonment of the Premises by Tenant; or

19.1.4                 Any breach by Tenant of Sections 5, 14, 17 or 18 where such breach continues for more than five (5) business days after notice from Landlord; or

19.1.5                 Tenant becomes in breach of Section 25.3.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Law, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

19.2      Remedies Upon Default.  Upon any Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (which shall be cumulative and nonexclusive), the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive) without any notice or demand:

19.2.1      Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(a)     The worth at the time of award of the unpaid Rent which has been earned at the time of such termination; plus

(b)    The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)     The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(d)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations hereunder or which in the ordinary course of things would be likely to result therefrom, including brokerage commissions, advertising expenses, expenses of remodeling any portion of the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant; plus

(e)      At Landlord’s option, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Law.

As used in Sections 19.2.1(a) and (b), the “worth at the time of award” shall be computed by allowing interest at a rate per annum (the “Default Rate”) equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord shall reasonably designate if such rate ceases to be published) plus two (2) percentage points, or (ii) the highest rate permitted by Law.  As used in Section 19.2.1(c), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

19.2.2      Landlord shall have the remedy described in California Civil Code § 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

19.2.3      Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, or any Law or other provision hereof), without prior demand or notice except as required by Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3      Efforts to Relet.  Unless Landlord provides Tenant with express notice to the contrary, no re-entry, repossession, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Landlord shall (a) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (b) operate to release Tenant from any of its obligations hereunder.  Tenant waives, for Tenant and for all those claiming by, through or under Tenant, California Civil Code § 3275 and California Code of Civil Procedure §§ 1174(c) and 1179 and any existing or future rights to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination hereof.

19.4      [Intentionally Omitted.]

19.5      Landlord Default.

19.5.1      Landlord shall not be in default hereunder unless it fails to begin within thirty (30) days after notice from Tenant, or fails to pursue with reasonable diligence thereafter, the cure of any breach by Landlord of its obligations hereunder.

19.5.2                 If Landlord becomes in default hereunder (as provided in Section 19.5.1) as a result of a failure to perform any of its obligations under Sections 2.2.2, 2.2.3, 4.7, 5.2, 6.1, 7.1, 10.5 or 11, and if such default adversely affects the conduct of Tenant’s business in the Premises, then Tenant may thereafter provide Landlord with a notice (in addition to those required under Section 19.5.1 in order for Landlord to become in default of such obligation) stating that if Landlord does not perform such obligation then Tenant will exercise its right to do so under this Section 19.5.2, and if Landlord does not begin performing such obligation within ten (10) business days after such notice and thereafter diligently pursue such performance until completion, Tenant may perform such obligation; provided, however, that (i) Tenant may not perform any such obligation of Landlord arising under Section 10.5 unless (x) Tenant, after the expiration of such ten (10)-business-day period, provides Landlord with an additional notice (in addition to those required under Section 19.5.1 in order for Landlord to become in default of such obligation, and in addition to the notice required above under this Section 19.5.2) stating that if Landlord does not perform such obligation then Tenant will exercise its right to do so under this Section 19.5.2, and (y) Landlord does not begin performing such obligation within ten (10) business days after such additional notice and thereafter diligently pursue such performance until completion; (ii) if Tenant performs any such obligation of Landlord requiring the performance of repairs, demolition or construction, Tenant shall do so in accordance with Section 7.3 and any applicable provisions of the Parcel II Declaration and the Project Declaration; and (iii) if, in performing any such obligation of Landlord arising under Section 10.5, Tenant procures an insurance policy, Tenant shall cause such insurance policy to provide that, upon its cancellation, its premiums shall be returned pro rata and without penalty.  If Tenant performs any such obligation of Landlord in accordance with this Section 19.5.2, then (a) Landlord shall reimburse Tenant, within ten (10) business days after receiving demand therefor and reasonable documentation thereof, the reasonable out-of-pocket costs incurred by Tenant in so performing such obligation; and (b) if Landlord fails to provide such reimbursement within such ten (10) business-day period, Tenant, after 30 days’ notice to Landlord, may withhold the amount Landlord failed to reimburse as required hereunder from the next due installment(s) of Rent until Tenant is fully reimbursed.

19.5.3                 Notwithstanding any contrary provision hereof, before exercising any remedies for a default by Landlord, Tenant shall give notice and a reasonable time to cure to any Security Holder of which Tenant has been notified.

20               EXCULPATION.

20.1                 Notwithstanding any contrary provision hereof, (a) the liability of the Landlord Parties to Tenant shall be limited to an amount equal to Landlord’s interest in the Building; (b) Tenant shall look solely to Landlord’s interest in the Building for the recovery of any judgment or award against any Landlord Party; (c) no Landlord Party shall have any personal liability for any judgment or deficiency, and Tenant waives and releases such personal liability on behalf of itself and all parties claiming by, through or under Tenant; and (d) no Landlord Party shall be liable for any form of special or consequential damage (including loss of revenues, profits, business opportunity or goodwill).

20.2                 Notwithstanding any contrary provision hereof, no Tenant Party shall be liable for any form of special or consequential damage (including loss of business opportunity or goodwill), subject to Section 16.

21               [INTENTIONALLY OMITTED.]

22               [INTENTIONALLY OMITTED.]

23               COMMUNICATIONS AND COMPUTER LINES.  All Lines installed pursuant to this Lease shall be (a) installed in accordance with Section 7; and (b) clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, and the purpose of such Lines at their termination points.  Landlord may designate specific contractors for work relating to vertical Lines.  As used herein, “Lines” means all communications or computer wires and cables serving the Premises, whenever and by whomever installed or paid for, including any such wires or cables installed pursuant to any prior lease.

24               PARKING.  Tenant shall have the right to exercise (on behalf of Landlord) Landlord’s rights under Article III of the Parcel II Declaration to use Garage B (defined in the Parcel II Declaration) and the Surface Parking Areas (defined in the Parcel II Declaration) (collectively, the “Parking Facility”) for the parking of vehicles, upon the following terms and conditions.  Tenant shall not be required to pay any charge for parking in the Parking Facility that may be imposed by the EOP Owner under the last paragraph of Section 3.2.2 of the Parcel II Declaration.  Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by (or any parking charges are imposed as a result of) any Law.  Landlord shall designate (or cause to be designated) as “reserved” for use by Tenant, its officers and invitees, fifteen (15) parking spaces in an area of Garage B reasonably designated by Tenant.  Tenant shall comply with all rules and regulations established by Landlord from time to time for the orderly operation and use of the Parking Facility, including any sticker or other identification system and the prohibition of vehicle repair and maintenance activities in the Parking Facility.  Landlord may, in its reasonable discretion, allocate and assign parking passes among Tenant and the other tenants in the Project.  Tenant’s use of the Parking Facility shall be at Tenant’s sole risk, and, to the extent permitted by Law, Landlord shall have no liability for any damage to or theft of any vehicles or other property occurring in the Parking Facility or otherwise in connection with any use of the Parking Facility by Tenant or its employees or invitees.  Tenant’s parking rights under this Section 24 are solely for the benefit of Tenant’s employees and invitees and such rights may not be transferred without Landlord’s prior consent, except pursuant to a Transfer permitted under Section 14.

25               MISCELLANEOUS.

25.1      Notices.  Except as provided in Section 18, no notice, demand, statement, designation, request, consent, approval, election or other communication given hereunder (“Notice”) shall be binding upon either party unless (a) it is in writing; (b) it is (i) delivered by a nationally recognized courier service, or (ii) delivered personally; and (c) it is sent or delivered to the address set forth in Section 1.10 or 1.11, as applicable, or to such other place (other than a P.O. box) as the recipient may from time to time designate in a Notice to the other party.  Any Notice shall be deemed received on the earlier of the date of actual delivery or the date on which delivery is refused, or, if Tenant is the recipient and has vacated its notice address without providing a new notice address, three (3) days after the date the Notice is deposited with a courier service as described above.

25.2      Force Majeure.  If either party is prevented from performing any obligation hereunder by any strike, act of God, war, terrorist act, shortage of labor or materials, governmental action, civil commotion or other cause beyond such party’s reasonable control (“Force Majeure”), such obligation shall be excused during (and any time period for the performance of such obligation shall be extended by) the period of such prevention; provided, however, that this Section 25.2 shall not (a) permit Tenant to hold over in the Premises after the expiration or earlier termination hereof, (b) excuse any of Tenant’s obligations under Sections 3, 4, 5 or 25.3 or any of Tenant’s obligations whose nonperformance would interfere with another occupant’s use, occupancy or enjoyment of its premises or the Project, or (c) except as may be expressly provided herein, extend (i) any date by which Landlord is required to deliver the Premises to Tenant, or (ii) any period of time whose expiration results, under the express terms hereof, in an abatement of Rent.

25.3      Representations and Covenants.  Tenant represents, warrants and covenants that (a) Tenant is, and at all times during the Term will remain, duly organized, validly existing and in good standing under the Laws of the state of its formation and qualified to do business in the state of California; (b) neither Tenant’s execution of nor its performance under this Lease will cause Tenant to be in violation of any agreement or Law; (c) Tenant (and any guarantor hereof) has not, and at no time during the Term will have, (i) made a general assignment for the benefit of creditors, (ii) filed a voluntary petition in bankruptcy or suffered the filing of an involuntary petition by creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally; and (d) no party that (other than through the passive ownership of interests traded on a recognized securities exchange) constitutes, owns, controls, or is owned or controlled by Tenant, any guarantor hereof or any subtenant of Tenant is, or at any time during the Term will be, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) a Prohibited Party (defined below).  As used herein,

“Prohibited Party” means a party identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

25.4      Signs.  Except as provided in Section 3 of Exhibit F, Tenant may not install (a) any signs outside the Premises, or (b) without Landlord’s prior consent, which may be given or withheld in its sole and absolute discretion, any signs, window coverings, blinds or similar items that are visible from outside the Premises.

25.5      Specialized HVAC Systems.  If any portion of any Specialized HVAC System is located on the roof, Landlord may relocate such Specialized HVAC System and/or temporarily interrupt its operation, without liability to Tenant, as reasonably necessary to maintain and repair the roof or otherwise operate the Building.  Except in an emergency, to the maximum extent reasonably practicable, Landlord shall perform any such relocation or interruption at a time and in a manner so as to minimize disruption to Tenant’s business.

25.6      Attorneys’ Fees.  In any action or proceeding between the parties, including any appellate or alternative dispute resolution proceeding, the prevailing party may recover from the other party all of its costs and expenses in connection therewith, including reasonable attorneys’ fees and costs.

25.7      Brokers.  Tenant represents to Landlord that it has dealt only with Tenant’s Broker as its broker in connection with this Lease.  Tenant shall indemnify, defend, and hold Landlord harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Lease.  Landlord shall indemnify, defend and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.  Tenant acknowledges that any Affiliate of Landlord that is involved in the negotiation of this Lease is representing only Landlord, and that any assistance rendered by any agent or employee of such Affiliate in connection with this Lease or any subsequent amendment or other document related hereto has been or will be rendered as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

25.8      Governing Law; WAIVER OF TRIAL BY JURY.  This Lease shall be construed and enforced in accordance with the Laws of the State of California.  THE PARTIES WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.

25.9      Waiver of Statutory Provisions.  Each party waives California Civil Code §§ 1932(2) and 1933(4).  Tenant waives (a) any rights under (i) California Civil Code §§ 1932(1), 1941, 1942, 1950.7 or any similar Law, or (ii) California Code of Civil Procedure § 1265.130; and (b) any right to terminate this Lease under California Civil Code § 1995.310.

25.10            Interpretation.  As used herein, the capitalized term “Section” refers to a section hereof unless otherwise specifically provided herein.  As used in this Lease, the terms “herein,” “hereof,” “hereto” and “hereunder” refer to this Lease and the term “include” and its derivatives are not limiting.  Any reference herein to “any part” or “any portion” of the Premises, the Property or any other property shall be construed to refer to all or any part of such property.  Wherever this Lease prohibits either party from engaging in any particular conduct, this Lease shall be deemed also to require such party to cause each of its employees and agents (and, in the case of Tenant, each of its licensees, invitees and subtenants, and any other party claiming by, through or under Tenant) to refrain from engaging in such conduct.  Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable or customary manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable or customary shall be determined by reference to the practices of owners of buildings that are comparable to the Building in size, age, class, quality and location (“Comparable Buildings”).  Each party waives the benefit of any rule that a written agreement shall be construed against the drafting party.

25.11            Entire Agreement.  This Lease sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes any previous agreements (none of which shall be used to interpret this Lease).  Tenant acknowledges that in entering into this Lease it has not relied upon any representation, warranty or statement, whether oral or written, not expressly set forth herein.  This Lease can be modified only by a written agreement signed by both parties.

25.12            Other.  Landlord, at its option, may cure any Default, without waiving any right or remedy or releasing Tenant from any obligation, in which event Tenant shall pay Landlord, upon demand, the reasonable cost of such cure.  If any provision hereof is void or unenforceable, no other provision shall be affected.  Submission of this instrument for examination or signature by Tenant does not constitute an option or offer to lease, and this instrument is not binding until it has been executed and delivered by both parties.  If Tenant is comprised of two or more parties, their obligations shall be joint and several.  Time is of the essence with respect to the performance of every provision hereof in which time of performance is a factor.  So long as Tenant performs its obligations hereunder, Tenant shall have peaceful and quiet possession and enjoyment of the Premises against any party claiming by, through or under Landlord, subject to the terms hereof.  Landlord may transfer its interest herein, in which event Landlord shall be released from, Tenant shall look solely to the transferee for the performance of, and the transferee shall be deemed to have assumed, all of Landlord’s obligations arising hereunder after the date of such transfer (including the return of any Security Deposit) and Tenant shall attorn to the transferee.  No rights to any view or to light or air over any property are granted to Tenant hereunder.  The expiration or termination hereof shall not relieve either party of any obligation that accrued before, or continues to accrue after, such expiration or termination.  Without limiting the preceding sentence, each provision hereof that, by its terms, survives the expiration or earlier termination hereof shall so survive, and each obligation hereunder to indemnify, defend or hold harmless any party from any claim asserted by a third party shall survive such expiration or termination with respect to any such claim arising out of any event occurring or condition existing before such expiration or termination.

26               RIGHTS RESERVED TO LANDLORD.  Notwithstanding any contrary provision hereof, provided that the same does not unreasonably interfere with Tenant’s use of the Premises or the Parking Facility, Landlord may, subject to the notice and security provisions of Section 18 but otherwise without liability to Tenant, (a) make repairs or alterations to the Project, close entrances, doors, corridors, elevators and other facilities in the Project, open any ceiling in the Premises, and temporarily suspend services or use of Common Areas, all during normal business hours (provided, however, that, upon Tenant’s request, Landlord, to the extent reasonably practicable, shall perform such work after normal business hours); (b) install, use and maintain throughout the Premises, pipes, conduits, wires and ducts serving the Premises and/or Project; (c) install, operate, maintain and repair any satellite dish, antennae, equipment, or other facility on the roof of the Building or use the roof in any other manner, and permit any entity selected by Landlord to undertake the foregoing; and (d) take any other action that Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building or the

Project.  In addition, Landlord reserves all rights not expressly granted to Tenant hereunder.

27               ROOFTOP.  Notwithstanding any contrary provision hereof, Tenant’s rights to access or use the roof of the Building shall be limited to those expressly set forth in Section 7.1.1 and this Section 27.  Subject to Section 5 of Exhibit F, Tenant, at its expense, may install, operate and maintain telecommunications equipment on the roof of the Building (the “Rooftop Equipment”) to serve Tenant’s needs within the Building.  Tenant shall (a) at its expense, keep all Rooftop Equipment in good order, condition and repair and install, operate and maintain the Rooftop Equipment in compliance with Laws; (b) not take any action that impairs any roof warranty; (c) at its expense, repair any damage to the Building, including the roof and roof membrane, resulting from its use of or access to the roof; and (d) at its expense, at the expiration or earlier termination hereof, remove the Rooftop Equipment and repair any damage to the roof or roof membrane caused by Tenant’s use of or access to the roof.

28               HAZARDOUS MATERIALS AND MOLD.

28.1      Hazardous Materials.

28.1.1      Definitions.  As used herein, the following terms shall have the following meanings:

(a)     “Hazardous Material” means any material or substance that is now or hereafter defined or regulated by any Law or governmental authority thereunder as radioactive, toxic, hazardous, or waste, or a chemical known to the State of California to cause cancer or reproductive toxicity, including (i) petroleum and any of its constituents or byproducts, (ii) radioactive materials, (iii) asbestos in any form or condition, and (iv) substances or materials regulated by any of the following, as amended from time to time, and any rules promulgated thereunder:  the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601, et seq.; the Clean Water Act, 33 U.S.C. §§1251 et seq; the Clean Air Act, 42 U.S.C. §§7401 et seq.; The California Health and Safety Code; The California Water Code; The California Labor Code; The California Public Resources Code; or The California Fish and Game Code.

(b)    Tenant shall be deemed to “Use” a quantity of Hazardous Material if any Tenant Party or any contractor of Tenant brings upon, produces, treats, stores, handles, discharges, disposes of, or otherwise uses such quantity of such Hazardous Material in or about the Premises or Project.

(c)     “Disclosure Certificate” means a Hazardous Materials Disclosure Certificate substantially in the format of Exhibit H.

28.1.2      Use of Hazardous Materials.  Tenant shall not Use any quantity of any Hazardous Material (other than quantities and types of office and janitorial supplies typically associated with general office use) unless (a) such Use is described in the most recent Disclosure Certificate provided by Tenant to Landlord, and (b) Landlord has approved such Use (which approval may be withheld or conditioned in Landlord’s sole and absolute discretion unless such Use complies with applicable Laws and, when combined with all other Uses of Hazardous Materials permitted hereunder, does not, in Landlord’s reasonable judgment, result in a total and material hazard to the Premises, the Project, or persons located thereon that materially exceeds the hazard posed by the Use of the Hazardous Materials described in the initial Disclosure Certificate attached as Exhibit H, in which case such approval shall not be unreasonably withheld or conditioned).  Landlord shall provide Tenant with notice approving or disapproving of any proposed Use of any quantity of any Hazardous Material within 30 days after receiving a Disclosure Certificate describing such proposed Use (provided that Tenant does not submit a new Disclosure Certificate to Landlord more frequently than once per calendar year).  If the Disclosure Certificate attached as Exhibit H (which is hereby provided by Tenant to Landlord) describes one or more specific Use(s) of one or more specific quantities of one or more specific Hazardous Materials, Landlord hereby approves such Use(s) for purposes of this Section 28.1.2.

28.1.3      Compliance with Law; Indemnification.  Without limiting its obligations, Tenant, at its expense, shall (a) cause any Use of Hazardous Materials by Tenant to comply with Law, including by obtaining and complying with all governmental permits necessary for such compliance; and (b) indemnify, defend and hold the Landlord Parties harmless from and against any Claims (including diminution in value of the Premises or Project, damages for the loss or restriction on use of leasable space or of any amenity of the Premises or Project, damages arising from any adverse impact on marketing of space in the Project, Remedial Work (defined below), and amounts paid in settlement of Claims) arising from any such Use.

28.1.4      Inspection.  Landlord, at its option, may, at any time (but not more than once in any calendar year unless Landlord has Reasonable Cause (defined below)), after reasonable notice to Tenant, enter the Premises and perform such inspections, tests and investigations as may be reasonably necessary to determine whether Tenant is in compliance with the provisions of this Section 28.1 (a “Compliance Inspection”).  For purposes hereof, Landlord shall be deemed to have “Reasonable Cause” for a Compliance Inspection if and only if (x) Landlord has reasonable cause to believe that Tenant has breached any provision of this Section 28.1, or (y) such Compliance Inspection is required by any Security Holder or governmental agency.  The reasonable cost of any Compliance Inspection permitted under this Section 28.1.4 shall be included in Expenses.

28.1.5      Landlord Notification.  Tenant shall promptly provide Landlord with complete copies of all documents, correspondence and other written materials submitted or received by or on behalf of Tenant concerning environmental issues at the Premises or the Project, including any written material relating to any actual or potential release, discharge, spill, investigation, compliance, cleanup or abatement of Hazardous Materials or any actual or potential cause of action, claim or legal proceeding relating thereto.  Tenant shall use commercially reasonable efforts, within twenty-four (24) hours after discovering any unauthorized release, spill or discharge of Hazardous Materials in, on, or about the Premises or Project, to provide notice to Landlord fully describing such event.  Without limiting the foregoing, Tenant, within twenty-four (24) hours of receiving any warning, notice of violation, permit suspension or similar disciplinary measure relating to Tenant’s actual or alleged failure to comply with any Law or permit relating to Hazardous Materials, shall provide notice to Landlord of the same.

28.1.6      Remedial Work.  If any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or remediation of Hazardous Materials at or about the Premises or Project (collectively, “Remedial Work”) is required by Law (or is otherwise necessary to render the Premises suitable for unrestricted use) as a result of any Use of Hazardous Materials by any Tenant Party or any contractor of Tenant, then Tenant, at Landlord’s option, shall either perform such Remedial Work at Tenant’s cost or pay Landlord, within thirty (30) days after demand, the cost of performing such Remedial Work.  All Remedial Work performed by Tenant shall be performed in compliance with applicable Laws, by contractors approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), under the supervision of a consulting engineer approved by Landlord, and otherwise in accordance with Section 7.3.  Tenant shall reimburse Landlord, within thirty (30) days after demand, Landlord’s reasonable out-of-pocket attorneys’ and experts’ fees and costs incurred in connection with monitoring or reviewing any Remedial Work.

28.2                 Mold.  Because mold spores are present essentially everywhere and mold can grow in almost any moist location, Tenant acknowledges the necessity of adopting and enforcing good housekeeping practices, ventilation and vigilant moisture control within the Premises (particularly in kitchen areas, janitorial closets, bathrooms, in and around water fountains and other plumbing facilities and fixtures, break rooms, in and around outside walls, and in and around HVAC systems and associated drains) for the prevention of mold (such measures, “Mold Prevention Practices”).  Without limiting its obligations, Tenant, at its expense, shall keep and maintain the Premises in good order and condition in accordance with the Mold Prevention Practices and acknowledges that the control of moisture, and prevention of mold within the Premises, are integral to its obligations under this Lease.  Without limiting the foregoing, Tenant, at its expense, shall (a) regularly monitor the Premises for the presence of mold and any other conditions that reasonably can be expected to cause or result from mold or fungus, including observed or suspected instances of water damage, condensation, seepage, leaks or any other water penetration (from any source, internal or external), mold growth, mildew, repeated complaints of respiratory ailments or eye irritation by Tenant’s employees or any other occupants of the Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises (collectively, “Mold Conditions”); and (b) immediately notify Landlord if it observes, suspects or has reason to believe that any Mold Condition exists at the Premises.  If Landlord has reason to suspect that any Mold Condition exists at the Premises, Landlord may perform an inspection to determine whether such suspicion is correct.

28.3                 Surrender.  At the expiration or earlier termination hereof, Tenant, without limiting its obligations, shall surrender the Premises to Landlord free of (a) any Hazardous Materials placed in, about or near the Premises by any Tenant Party or any contractor of Tenant, and (b) any Mold Condition caused or exacerbated by any negligence, willful misconduct, or breach of this Lease of or by any Tenant Party or any contractor of Tenant.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

CA-SKYPORT III LIMITED PARTNERSHIP, a Delaware limited partnership

By:	LH GP Holdings LLC,
a Delaware limited liability company,
its general partner

By:	/s/ John C. Moe
Name:	John C. Moe
Title:	Market Managing Director

TENANT:

ATMEL CORPORATION, a Delaware corporation

By:	/s/ Steve Laub
Name:	Steve Laub
Title:	President